                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                  Morgan Stanley, Dean Witter, Discover & Co.
                  ------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                         ----------------------------
                        (Title of Class of Securities)

                                   617446448
                                   ---------
                                (CUSIP Number)

                            Jonathan M. Clark, Esq.
                         General Counsel and Secretary
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway

                              New York, NY 10036
                                (212) 761-4000
            -------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)



                                 May 31, 1997
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

                                 SCHEDULE 13D
CUSIP NO. 617446448
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
          Richard B. Fisher
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          less than 1%
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             94,355,578
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          1-2%
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          94,360,127
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          15.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP NO. 617446448
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

          Each of the persons described on Appendix A.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
      (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------
      SEC USE ONLY
 3
 ------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
          OO  (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                              [_]
 5
      (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          As stated on Apendix A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          less than 1% (Applies to each person on Appendix A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          94,355,578 (Applies to each person listed on Appendix
     OWNED BY             A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          less than 1% (Applies to each person on Appendix A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          As stated on Appendix A.
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                        [_]
      (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      As stated on Appendix A.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
          IN  (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------

                                   Appendix A

-----------------------------------------------------------------------------------
       Line 1                  Line 6             Line 11            Line 13
-----------------------------------------------------------------------------------
                                                 Aggregate       Percent of Class
                                                   Amount          Represented By
Name                         Citizenship      Beneficially Held   Amount in Line 11
-----------------------------------------------------------------------------------
Aaron, Debra M              United States         94,358,259           15.7%
Aaronson, Paul R.           United States         94,357,569           15.7%
Abdel-Meguid, Tarek F       United States         94,358,769           15.7%
Abe, Mitsuhiro                  Japan             94,370,752           15.7%
Abrahams, Steven W.         United States         94,356,549           15.7%
Abramovitz, Debra           United States         94,357,713           15.7%
Ackerman, Warren, III       United States         94,356,266           15.7%
Adair, Barry L.             United States         94,362,306           15.7%
Adams, Charles S.           United States         94,355,965           15.7%
Adams, John C.              United States         94,357,711           15.7%
Adams, Nicholas            United Kingdom         94,358,059           15.7%
Ainsworth, David N.        United Kingdom         94,356,308           15.7%
Airo, Robert                United States         94,357,368           15.7%
Akers, Suzanne S.           United States         94,357,447           15.7%
Akhrass, Jameel K.          United States         94,355,896           15.7%
Albanese, Tommaso Matteo        Italy             94,355,578           15.7%
Albers, Alexandria J.       United States         94,357,798           15.7%
Alkire, John R.             United States         94,357,279           15.7%
Allery, Stephen A.         United Kingdom         94,355,850           15.7%
Alley, Steven J.            United States         94,358,006           15.7%
Allwin, James M             United States         94,359,759           15.7%
Altman, Emily M.            United States         94,356,115           15.7%
Altomare, Gerald C.         United States         94,355,754           15.7%
Anda, Jon A.                United States         94,358,351           15.7%
Anderson, Stephen J.        United States         94,355,578           15.7%
Anderson, Steven P          United States         94,356,081           15.7%
Andryc, Philip J            United States         94,358,977           15.7%
Anfang, Richard L.          United States         94,357,650           15.7%
Angevine, Robert E          United States         94,358,416           15.7%
Arata, Patrick J.           United States         94,356,889           15.7%
Armitage, Michael R.       United Kingdom         94,358,574           15.7%
Armstrong, Arden C.         United States         94,355,924           15.7%
Armstrong, R. Michael       United States         94,357,437           15.7%
Arthur, Douglas M.          United States         94,355,842           15.7%
Asprem, Mads Michael           Denmark            94,355,771           15.7%
Atkins, Charles N.          United States         94,357,183           15.7%
Atkins, William John       United Kingdom         94,355,761           15.7%
Atkinson, Richard N.       United Kingdom         94,356,386           15.7%
Attorri, Gregory J.         United States         94,356,051           15.7%
Atwell, R. Wayne            United States         94,357,447           15.7%
Auerbach, Neil Z.           United States         94,355,860           15.7%
Bachiller, Francisco            Spain             94,355,615           15.7%
Bachynski, Marianne         United States         94,357,566           15.7%
Baker, Kurt A.              United States         94,355,837           15.7%
Balgarnie, Andrew J.       United Kingdom         94,357,056           15.7%
Ballantyne, Alastair I.    United Kingdom         94,357,983           15.7%
Bandeen, R. Derek              Canada             94,357,962           15.7%
Barancik, Gary S.           United States         94,357,501           15.7%
Barden, Robert A            United States         94,357,711           15.7%
Bardong, Shawn P.           United States         94,360,414           15.7%
Bardonnet, Emmanuel            France             94,355,630           15.7%
Bardwell, Timothy J.       United Kingdom         94,359,828           15.7%
Barker, Francis B.          United States         94,357,206           15.7%
Barker, Rodney J.          United Kingdom         94,355,675           15.7%
Barnett, Phillip S          United States         94,357,368           15.7%
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
       Line 1                   Line 6             Line 11            Line 13
------------------------------------------------------------------------------------
                                                  Aggregate       Percent of Class
                                                    Amount          Represented By
Name                          Citizenship      Beneficially Held   Amount in Line 11
------------------------------------------------------------------------------------
Baroudi, Jack J.             United States         94,356,101           15.7%
Barrett, David J.            United States         94,357,576           15.7%
Barrett, Kenneth W.          United States         94,355,578           15.7%
Barrett, Timothy            United Kingdom         94,356,569           15.7%
Barsky, Neil S.              United States         94,356,299           15.7%
Barth-Wehrenalp, Gerald P.   United States         94,357,897           15.7%
Bartlett, Michael E.        United Kingdom         94,355,578           15.7%
Bartlett, Philip S.          United States         94,357,427           15.7%
Bases, Edward H              United States         94,357,289           15.7%
Basirov, Olga A.            United Kingdom         94,359,366           15.7%
Bayer, Jerome W.             United States         94,358,095           15.7%
Bearden, David A.            United States         94,357,407           15.7%
Bechtel, Karen H             United States         94,359,686           15.7%
Becker, Glenn E.             United States         94,355,924           15.7%
Bedell, James M.             United States         94,357,119           15.7%
Behler, Richard M.           United States         94,355,604           15.7%
Bejjani, Ghassan J              Lebanon            94,357,364           15.7%
Belgrad, Stephen H.          United States         94,356,840           15.7%
Bell, Andrew J.             United Kingdom         94,355,578           15.7%
Bell, James J                United States         94,356,934           15.7%
Bello, Rafael                   Canada             94,356,223           15.7%
Benardete, Steven M          United States         94,363,531           15.7%
Beneke, John                 United States         94,357,534           15.7%
Bennett, Thomas L.           United States         94,355,881           15.7%
Berchtold, Michael J.        United States         94,357,498           15.7%
Bergman, Jerome              United States         94,357,752           15.7%
Berler, Matthew K.           United States         94,356,257           15.7%
Best, Eric P.                United States         94,355,578           15.7%
Bianco, Frank                United States         94,357,861           15.7%
Biert, Gisep                  Switzerland          94,355,578           15.7%
Biggs, Barton M              United States         94,360,019           15.7%
Bigman, Theodore R.             Canada             94,355,757           15.7%
Bilgore, Bradley Alan        United States         94,356,774           15.7%
Bilotti, Richard A., JR.     United States         94,356,201           15.7%
Bilsby, Kevin A.            United Kingdom         94,357,569           15.7%
Birnbaum, Jeffrey M.         United States         94,356,495           15.7%
Black, Susan Mackinnon       United States         94,358,079           15.7%
Blain, Paul F.              United Kingdom         94,355,578           15.7%
Blair, David H               United States         94,355,888           15.7%
Blais, William L             United States         94,357,731           15.7%
Blau, Andrew M.              United States         94,356,614           15.7%
Blum, Jon E.                 United States         94,356,295           15.7%
Blumstein, Michael W.        United States         94,356,992           15.7%
Bodson, Michael C.           United States         94,357,963           15.7%
Boggs, E. Clayton            United States         94,355,924           15.7%
Boiarsky, Robert             United States         94,357,517           15.7%
Bonafide, Robert M.          United States         94,357,450           15.7%
Bopp, Walter S               United States         94,359,344           15.7%
Borosh, David A.             United States         94,356,680           15.7%
Bosco, Anthony B.            United States         94,357,653           15.7%
Boublik, Michael J.          United States         94,357,003           15.7%
Boucher, Charles L., II      United States         94,356,879           15.7%
Bouyoucos, Peter J.          United States         94,355,777           15.7%
Bovich, Francine J.          United States         94,356,591           15.7%
Boyer, Amy A.                United States         94,355,812           15.7%
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Bradford, Leslie Embs          United States         94,359,544           15.7%
Bradley, Mark H.               United States         94,357,036           15.7%
Bradway, Robert A.             United States         94,356,952           15.7%
Brakebill, Scott R             United States         94,358,351           15.7%
Brawer, Steven A.              United States         94,356,437           15.7%
Brennan, Donald Patrick        United States         94,359,780           15.7%
Breslow, Stuart J.M.           United States         94,357,934           15.7%
Brewer, Simon                 United Kingdom         94,355,870           15.7%
Brickman, Keith D.             United States         94,356,761           15.7%
Brierwood, David C            United Kingdom         94,372,734           15.7%
Brille, Brian J.               United States         94,357,501           15.7%
Broadbent, Peregrine Charles  United Kingdom         94,356,351           15.7%
Broberg, Christian P              Denmark            94,355,653           15.7%
Brock, William G.                 Canada             94,392,472           15.7%
Brodheim, Theodore K.          United States         94,355,578           15.7%
Brodsky, Jeffrey S.            United States         94,357,173           15.7%
Brolley, Kevin                 United States         94,357,120           15.7%
Brombach, Theodore J.          United States         94,356,714           15.7%
Brooke, Paul A                 United States         94,359,188           15.7%
Brous, Leonard                 United States         94,357,317           15.7%
Brown, Andrew C.               United States         94,356,195           15.7%
Brown, Douglas L.              United States         94,356,797           15.7%
Brown, Ernest W.               United States         94,356,289           15.7%
Brown, Jeffry P.               United States         94,357,817           15.7%
Brown, Keith                  United Kingdom         94,394,365           15.7%
Brown, Randolph B.             United States         94,356,185           15.7%
Browne, Kevin J.               United States         94,357,962           15.7%
Brundler, Adolf                 Switzerland          94,355,578           15.7%
Bryant, Malcolm P.            United Kingdom         94,359,310           15.7%
Bryce, Colin                  United Kingdom         94,356,832           15.7%
Buck, Lee M                    United States         94,367,139           15.7%
Buechter, Markus                  Germany            94,355,665           15.7%
Bulchandani, Ravi A                India             94,356,117           15.7%
Buovolo, Anthony J             United States         94,357,721           15.7%
Burdick, Leigh S.              United States         94,356,478           15.7%
Burke, Lauren M.               United States         94,356,322           15.7%
Burns, Dennis J                United States         94,359,344           15.7%
Busch, May C.                  United States         94,358,196           15.7%
Byrd, Caren                    United States         94,357,709           15.7%
Caffrey, Timothy J.            United States         94,356,964           15.7%
Cahill, Thomas F., JR.         United States         94,356,703           15.7%
Caldecott, P.Dominic          United Kingdom         94,356,568           15.7%
Callahan, Daniel H.            United States         94,356,145           15.7%
Campbell, Laurie G.               Canada             94,356,440           15.7%
Campbell, Randall S.           United States         94,356,919           15.7%
Campion, Frances                  Ireland            94,355,578           15.7%
Cappucci, Guy T                United States         94,357,287           15.7%
Caputo, A Macdonald            United States         94,359,802           15.7%
Caracappa, Mary                United States         94,357,529           15.7%
Carey, James P                 United States         94,358,086           15.7%
Carleton, Bruce T.             United States         94,359,297           15.7%
Carlin, Jane D.                United States         94,357,732           15.7%
Carmichael, Terence P          United States         94,357,909           15.7%
Carr, Louis J, JR              United States         94,359,866           15.7%
Carrafiell, John A.            United States         94,357,099           15.7%
--------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                             Citizenship    Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Carroll, Allan R.               United States       94,355,863            15.7%
Carroll, David C.               United States       94,357,419            15.7%
Carroll, Jesse L, JR            United States       94,372,642            15.7%
Carroll, John E                 United States       94,355,987            15.7%
Carruthers, Alan Thomas        United Kingdom       94,355,578            15.7%
Caruso, Christopher J.          United States       94,357,851            15.7%
Cashel, Michael Sean            United States       94,356,437            15.7%
Casper, Robert Y.               United States       94,356,026            15.7%
Cassedy, Michael J              United States       94,358,625            15.7%
Cassou, Beatrice M.             United States       94,357,501            15.7%
Castellano, Richard R           United States       94,358,288            15.7%
Caufield, Patrick J.            United States       94,355,711            15.7%
Cawsey, Richard                   Australia         94,356,194            15.7%
Certosimo, Arthur               United States       94,355,886            15.7%
Chamberlain, Paul E.            United States       94,357,061            15.7%
Chamberlain, Stephen P         United Kingdom       94,362,488            15.7%
Chammah, Walid A.                  Lebanon          94,356,520            15.7%
Chan, Oliver S.                 United States       94,357,213            15.7%
Chandler, Elizabeth R           United States       94,356,704            15.7%
Chaney, Eric                       France           94,355,578            15.7%
Chang, Victor                   United States       94,356,016            15.7%
Chasin, Charles                 United States       94,357,709            15.7%
Chenevix-Trench, Jonathan      United Kingdom       94,360,425            15.7%
Chester, John E, III            United States       94,357,817            15.7%
Chiarello, Guy                  United States       94,357,643            15.7%
Chin, Ean Wah                     Malaysia          94,355,578            15.7%
Chirls, Catherine E.            United States       94,356,521            15.7%
Christianakis, Leonidas Ioanni United Kingdom       94,355,578            15.7%
Chui, Vincent Y C                 Hong Kong         94,355,578            15.7%
Churchouse, Frederick P          New Zealand        94,355,578            15.7%
Chutter, Jessica C.                Canada           94,357,323            15.7%
Citrino, Mary Anne              United States       94,357,572            15.7%
Clark, Jonathan M.              United States       94,356,873            15.7%
Clark, Mayree C.                United States       94,359,188            15.7%
Clark, William Thomas           United States       94,363,456            15.7%
Clemente La Brum, John P        United States       94,357,597            15.7%
Clephane, Thomas P              United States       94,359,168            15.7%
Clifford, Kenneth F             United States       94,357,690            15.7%
Cobby, Nigel                   United Kingdom       94,359,646            15.7%
Cohan, Timothy P                United States       94,358,671            15.7%
Cohen, Bruce L                  United States       94,358,090            15.7%
Cohen, David L                  United States       94,358,280            15.7%
Cohen, Robert A.                United States       94,356,855            15.7%
Cohen, Stephen A.               United States       94,355,693            15.7%
Colby-Jones, Lisa R             United States       94,358,348            15.7%
Cole, James S                   United States       94,359,117            15.7%
Coleman, Christopher John      United Kingdom       94,355,578            15.7%
Coleman, Kevin P.               United States       94,355,736            15.7%
Coleman, Maureen E.             United States       94,357,152            15.7%
Coley, James C., II             United States       94,357,642            15.7%
Colman, Mark M.                 United States       94,357,473            15.7%
Colosimo, Louis A.              United States       94,356,516            15.7%
Comfort, Stephanie G.           United States       94,356,568            15.7%
Connolly, John D.               United States       94,355,924            15.7%
Connor, Mary T                  United States       94,357,485            15.7%
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Conway, Andrew J.             United States         94,355,578           15.7%
Cook, Charles R               United States         94,357,450           15.7%
Coombe, Christopher John     United Kingdom         94,355,630           15.7%
Cooper, Alastair W.P.        United Kingdom         94,357,472           15.7%
Cooper, Scott H.                 Canada             94,357,610           15.7%
Cordner, Carter W.            United States         94,357,807           15.7%
Cordy, Stephen C              United States         94,357,635           15.7%
Corsi, Stefano                    Italy             94,356,591           15.7%
Cory, Charles R               United States         94,358,396           15.7%
Cox, Christopher             United Kingdom         94,356,440           15.7%
Cox, Kevin C.                 United States         94,357,252           15.7%
Coyner, Kevin B.              United States         94,357,627           15.7%
Crane-Griffith, Elizabeth     United States         94,357,171           15.7%
Crawford, Stephen S.          United States         94,357,252           15.7%
Crespi, Marc                  United States         94,355,924           15.7%
Crnkovich, Peter N.           United States         94,358,265           15.7%
Croft, Robert G.E.           United Kingdom         94,356,742           15.7%
Crompton, Bradley                Canada             94,355,578           15.7%
Crompton, John D.            United Kingdom         94,357,138           15.7%
Crowder, Garry B.             United States         94,358,127           15.7%
Cruz, Zoe                        Greece             94,359,188           15.7%
Cunningham, Michael John     United Kingdom         94,356,191           15.7%
Cunningham, Peter            United Kingdom         94,357,901           15.7%
Cunningham, Stephen M.        United States         94,355,578           15.7%
Curtis, Michael S             United States         94,357,432           15.7%
Curtis, Paul D                United States         94,357,516           15.7%
Czinsky, Michael J            United States         94,357,648           15.7%
D'Antonio, Stephen H.         United States         94,357,492           15.7%
Dal Lago, Frank C             United States         94,357,660           15.7%
Daniel, Paul R               United Kingdom         94,357,138           15.7%
Davidson, John H              United States         94,358,902           15.7%
Davidson, John P., III        United States         94,356,317           15.7%
Davidson, Norton A, III       United States         94,380,712           15.7%
Davidson, Richard Gavin      United Kingdom         94,356,398           15.7%
Davies, Peter E.              United States         94,356,226           15.7%
Davis, Barry                  United States         94,358,739           15.7%
Davis, Joseph F., JR          United States         94,357,741           15.7%
Day, Jacqueline A.           United Kingdom         94,357,850           15.7%
Day, Paul A.                 United Kingdom         94,356,122           15.7%
De Chazal, Guy L.             United States         94,359,117           15.7%
De Montfort, Piers           United Kingdom         94,371,374           15.7%
De Saint-Aignan, Patrick      United States         94,359,686           15.7%
Dean, Angela H.              United Kingdom         94,356,069           15.7%
Dean, Gordon G.               United States         94,357,615           15.7%
Dedomenico, Edward J.         United States         94,356,602           15.7%
Dee, Michael E.               United States         94,357,429           15.7%
Deforest, Laura I.            United States         94,356,360           15.7%
Denaut, Anne S.               United States         94,357,206           15.7%
Denaut, James A.              United States         94,355,578           15.7%
Derbes, Richard A             United States         94,449,365           15.7%
Deregt, Kenneth M.            United States         94,359,686           15.7%
Desalvo, Matthew S.           United States         94,357,706           15.7%
Dewan, Hasanat M.              Bangladesh           94,356,038           15.7%
Dewolfe, D. James             United States         94,363,142           15.7%
Dey, Peter J.                    Canada             94,355,578           15.7%
-------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
       Line 1                   Line 6             Line 11            Line 13
------------------------------------------------------------------------------------
                                                  Aggregate       Percent of Class
                                                    Amount          Represented By
Name                          Citizenship      Beneficially Held   Amount in Line 11
------------------------------------------------------------------------------------
Dhar, Madhav                     India             94,360,138           15.7%
Diaz-Perez, Eduardo          United States         94,357,330           15.7%
Dickman, Michael J           United States         94,357,368           15.7%
Din, Stephen Trevor         United Kingdom         94,355,663           15.7%
Dinger, Jeffrey E            United States         94,357,587           15.7%
Ditkoff, Charles J.          United States         94,356,041           15.7%
Dixon, Robert D              United States         94,356,827           15.7%
Doha, Naseer                  Bangladesh           94,355,578           15.7%
Donoghue, Geoffrey M.           Canada             94,357,595           15.7%
Donoghue, Michael J.         United States         94,357,513           15.7%
Donovan, Peter J.            United States         94,356,883           15.7%
Doran, William M, JR         United States         94,359,188           15.7%
Dorfman, Jonathan L          United States         94,357,515           15.7%
Dortone, Dana L.             United States         94,355,924           15.7%
Doshi, Mihir J               United States         94,357,289           15.7%
Drayson, Timothy Seccombe   United Kingdom         94,356,091           15.7%
Driscoll, Thomas P.          United States         94,356,622           15.7%
Dube, Raye L.                United States         94,357,117           15.7%
Dubeck, Michael R.           United States         94,355,936           15.7%
Duff, Philip N               United States         94,358,288           15.7%
Dunn, Kenneth B.             United States         94,355,881           15.7%
Dyal, Gordon E.              United States         94,357,157           15.7%
Earnshaw, Scott D.           United States         94,356,259           15.7%
Ebers-Franckowiak, Gay L.    United States         94,355,578           15.7%
Eichorn, Mark D.             United States         94,356,143           15.7%
Eifler, Carl M.              United States         94,355,804           15.7%
Elliott, James G.            United States         94,357,729           15.7%
Elmaghrabi, Ehab E.          United States         94,357,056           15.7%
Elmasry, Hassan              United States         94,355,863           15.7%
Engebretson, Kathryn J.      United States         94,355,924           15.7%
English, Frank E, JR         United States         94,358,625           15.7%
Epstein, Patricia N.         United States         94,357,571           15.7%
Epstein, Stuart J            United States         94,357,188           15.7%
Erb, William F.              United States         94,357,020           15.7%
Ertman, Andrew C.            United States         94,357,010           15.7%
Esaki, Howard Y.             United States         94,356,469           15.7%
Esquivel, Josephine R.       United States         94,355,799           15.7%
Esser, Stephen F.            United States         94,355,924           15.7%
Essig, Karl P                United States         94,363,484           15.7%
Estes, Susan M.              United States         94,357,812           15.7%
Evans, R Bradford            United States         94,360,085           15.7%
Ewell, C. Daniel             United States         94,357,501           15.7%
Fadel, James P.              United States         94,355,578           15.7%
Fagen, Brian R.              United States         94,356,808           15.7%
Fagen, Robert A              United States         94,357,648           15.7%
Falls, Amy C.                United States         94,356,018           15.7%
Fan, Linda C                 United States         94,357,539           15.7%
Fanelli, Peter R.            United States         94,357,001           15.7%
Fanlo, Ignacio J.            United States         94,356,434           15.7%
Fappiano, Maryann            United States         94,357,553           15.7%
Fareri, Robert               United States         94,357,298           15.7%
Faulkner, John H.            United States         94,356,135           15.7%
Fawcett, Amelia C.           United States         94,357,767           15.7%
Fear, Oliver                United Kingdom         94,356,464           15.7%
Feder, Abigail Jones         United States         94,357,297           15.7%
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
       Line 1                   Line 6             Line 11            Line 13
------------------------------------------------------------------------------------
                                                  Aggregate       Percent of Class
                                                    Amount          Represented By
Name                          Citizenship      Beneficially Held   Amount in Line 11
------------------------------------------------------------------------------------
Federico, Giacomo            United States         94,356,457           15.7%
Feeley, Mark J               United States         94,357,544           15.7%
Feenick, Anthony W.          United States         94,357,477           15.7%
Feldman, Kirsten J              Canada             94,358,656           15.7%
Feldman, Robert A.           United States         94,355,578           15.7%
Feldmann, Joel P.            United States         94,356,139           15.7%
Felix, Richard B             United States         94,359,816           15.7%
Fernandez, Henry A           United States         94,357,105           15.7%
Ferriso, Peter W.            United States         94,356,353           15.7%
Feuerman, Kurt A.            United States         94,358,069           15.7%
Ficke, Mark D.               United States         94,357,551           15.7%
Fiedorek, Bruce D            United States         94,359,759           15.7%
Field-Marsham, Scott R.         Canada             94,357,414           15.7%
Finnegan, Daniel M.          United States         94,356,934           15.7%
Fisher, George Ross, IV      United States         94,361,168           15.7%
Fitzpatrick, Steven B.       United States         94,357,305           15.7%
Flanagan, Malachi J., JR.    United States         94,355,703           15.7%
Flannery, Hugh J.            United States         94,357,034           15.7%
Flaum, James E.              United States         94,356,061           15.7%
Fleischer, Spencer C         United States         94,359,145           15.7%
Flood, Eugene, JR            United States         94,357,983           15.7%
Flynn, Thomas J              United States         94,357,784           15.7%
Foland, Steven R.            United States         94,356,147           15.7%
Foley, Jake                  United States         94,356,124           15.7%
Foley, Joseph G.             United States         94,356,860           15.7%
Fortier, Michael Albert      United States         94,355,739           15.7%
Foster, Cedric G.            United States         94,358,930           15.7%
Foster, Michael E.           United States         94,355,883           15.7%
Fox, Nigel Jonathan Paget   United Kingdom         94,357,531           15.7%
Fralick, James S             United States         94,363,861           15.7%
Frame, Thomas C.             United States         94,355,578           15.7%
Francescotti, Mario         United Kingdom         94,368,552           15.7%
Francois-Poncet, Andre          France             94,355,578           15.7%
Frank, Alexander C.          United States         94,357,518           15.7%
Freeman, Ivan K              United States         94,357,932           15.7%
Fried, Peter C.              United States         94,357,628           15.7%
Friedman, Catherine J.       United States         94,357,610           15.7%
Friedman, Philip W.          United States         94,357,782           15.7%
Friend, Warren H             United States         94,357,539           15.7%
Frost, Ronald X              United States         94,357,850           15.7%
Fung, E. Michael               Hong Kong           94,355,578           15.7%
Futaki, Akifumi                  Japan             94,362,797           15.7%
Gaffney, Monica Josephine       Ireland            94,355,578           15.7%
Gaillard, Vincent M. J.         France             94,355,578           15.7%
Gajendragadkar, Dilip S.         India             94,356,589           15.7%
Gale, Andrew                United Kingdom         94,357,066           15.7%
Galgano, V James             United States         94,357,823           15.7%
Galper, Myron                United States         94,357,836           15.7%
Gandhi, Vikram S                 India             94,357,031           15.7%
Gantsoudes, James G          United States         94,356,287           15.7%
Garber, Victor S             United States         94,358,434           15.7%
Gardiner, Kevin Leslie      United Kingdom         94,355,972           15.7%
Garrison, Robert E.          United States         94,357,472           15.7%
Gartin, Clinton G            United States         94,363,560           15.7%
Gartland, Robert F           United States         94,359,686           15.7%
------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Gault, Bernard                    France             94,355,578           15.7%
Gauntt, Robert P.              United States         94,355,578           15.7%
Genova, Lisa A.                United States         94,357,459           15.7%
George, Patrick Robert            France             94,355,578           15.7%
Germany, J. David              United States         94,355,924           15.7%
Gerner, Rolf Michael              Germany            94,355,578           15.7%
Ghaffari, Paul B.              United States         94,356,488           15.7%
Gibson, Michael                 Switzerland          94,355,578           15.7%
Gibson, Thomas C               United States         94,355,578           15.7%
Girsky, Stephen J.             United States         94,355,767           15.7%
Glas, Michel T.                   France             94,355,680           15.7%
Glascott, James D.             United States         94,357,589           15.7%
Goldberg, Alan E               United States         94,359,344           15.7%
Golding, David R.              United States         94,355,578           15.7%
Goldrich, Robert F.            United States         94,366,994           15.7%
Goldstein, Carol S             United States         94,357,450           15.7%
Gordon, Marc W                 United States         94,357,945           15.7%
Gorman Taylor, Jessica G.      United States         94,357,525           15.7%
Gort, Michael A.               United States         94,357,919           15.7%
Gould, Richard G., III         United States         94,391,479           15.7%
Graflund, Scott R.             United States         94,357,063           15.7%
Graham, Gilles                United Kingdom         94,355,657           15.7%
Graham, James R.                  Ireland            94,359,318           15.7%
Grant, Adam D.                United Kingdom         94,355,668           15.7%
Gray, Gordon S                 United States         94,359,686           15.7%
Gray, Stephen Edward          United Kingdom         94,356,333           15.7%
Greenberg, Edward M.           United States         94,356,800           15.7%
Greenlaw, David J.             United States         94,357,119           15.7%
Greenshields, Simon           United Kingdom         94,358,402           15.7%
Greenwald, Jamie               United States         94,355,903           15.7%
Gremont, Arnaud Jean-Marie        France             94,355,578           15.7%
Grimes, Michael D.             United States         94,355,723           15.7%
Grinnell, Christopher C.       United States         94,357,435           15.7%
Grisham, James Wayne           United States         94,356,828           15.7%
Groesbeck, Jonathan M.         United States         94,355,777           15.7%
Grogan, Matthew J.             United States         94,355,974           15.7%
Grohskopf, Robert H., JR       United States         94,357,379           15.7%
Gronquist, Catherine D         United States         94,357,686           15.7%
Gros, Francisco R.A.              Brazil             94,356,478           15.7%
Grzeczka, Keith L.             United States         94,357,442           15.7%
Gulley, Mark R                 United States         94,357,770           15.7%
Gully, Joshua P.               United States         94,356,165           15.7%
Gutheim, Paul G.               United States         94,357,762           15.7%
Haffner, Lynn Carlos           United States         94,360,381           15.7%
Hafstad, Einar F.              United States         94,355,578           15.7%
Hager, Francis J               United States         94,357,599           15.7%
Hagin, Robert L.               United States         94,355,881           15.7%
Haguenauer, Olivier P.            France             94,356,096           15.7%
Hahn, John C                   United States         94,356,968           15.7%
Hall, C. Barrows               United States         94,359,188           15.7%
Hall, Perry E., II             United States         94,358,292           15.7%
Halliday, Christopher I       United Kingdom         94,355,578           15.7%
Hamidi, Shahram                    Iran              94,357,067           15.7%
Hamilton, Peter F              United States         94,357,815           15.7%
Hammond, Paul                 United Kingdom         94,355,634           15.7%
--------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
       Line 1                  Line 6             Line 11            Line 13
-----------------------------------------------------------------------------------
                                                 Aggregate       Percent of Class
                                                   Amount          Represented By
Name                         Citizenship      Beneficially Held   Amount in Line 11
-----------------------------------------------------------------------------------
Hancock, Mark R.            United States         94,357,378           15.7%
Haney, William C            United States         94,359,617           15.7%
Hanlon, John P.             United States         94,355,776           15.7%
Hantho, Mark A.                Canada             94,355,670           15.7%
Happel, Michael A           United States         94,357,368           15.7%
Hara, Fusao                     Japan             94,478,334           15.7%
Hardie, Iain Richard       United Kingdom         94,355,578           15.7%
Harding, William J.         United States         94,355,998           15.7%
Hardy, Michael W.           United States         94,357,503           15.7%
Harland, Christopher M      United States         94,358,158           15.7%
Harman, William R           United States         94,358,774           15.7%
Harms, Thomas K., JR        United States         94,357,196           15.7%
Harpe, Michael G.              Canada             94,357,607           15.7%
Harrington, Anna R.         United States         94,356,353           15.7%
Harris, Carla A.            United States         94,357,343           15.7%
Harris, W. Brooks           United States         94,356,812           15.7%
Harvey, Ellen D.            United States         94,355,578           15.7%
Hassen, Thomas E.           United States         94,359,082           15.7%
Hatfield, Jay D             United States         94,357,252           15.7%
Havens, John P.             United States         94,359,188           15.7%
Hawkins, Chris Alan        United Kingdom         94,355,756           15.7%
Hay, Marianne Laing        United Kingdom         94,356,099           15.7%
Hayashi, Kazushi                Japan             94,373,849           15.7%
Hayes, David L.             United States         94,356,934           15.7%
Hayes, Mary-Anne              Australia           94,355,954           15.7%
Hayes, Michael A.          United Kingdom         94,355,660           15.7%
Haythe, David O             United States         94,359,927           15.7%
Hedlund, Mats Mikael           Sweden             94,355,975           15.7%
Hegglin, Daniel R            Switzerland          94,371,134           15.7%
Hendel, Stuart J.           United States         94,357,246           15.7%
Hendry, Daniele N.           Switzerland          94,355,578           15.7%
Henkel, Eleni D.            United States         94,357,145           15.7%
Hennemuth, Bruce W.         United States         94,357,645           15.7%
Hennessy, Miguel E.         United States         94,356,980           15.7%
Hennigan, Patrick J.        United States         94,356,010           15.7%
Hepburn, John K                Canada             94,399,514           15.7%
Hershy, Robert J            United States         94,357,338           15.7%
Herskovitz, Michael D.      United States         94,356,176           15.7%
Hevner, John D.             United States         94,355,894           15.7%
Heyes, Richard C.          United Kingdom         94,356,657           15.7%
Higgins, William X          United States         94,358,450           15.7%
Hilder, David B.            United States         94,356,134           15.7%
Hill, Joseph W, II          United States         94,358,826           15.7%
Hilzenrath, Eugene B        United States         94,357,551           15.7%
Hirsch, Steven E.           United States         94,357,813           15.7%
Hirschfeld, David J.        United States         94,355,578           15.7%
Hirshorn, William D.        United States         94,357,013           15.7%
Hirst, Julian Clement      United Kingdom         94,355,578           15.7%
Hoch, James S.              United States         94,357,610           15.7%
Hoch, Kenneth C             United States         94,357,777           15.7%
Hoffen, Howard I.           United States         94,357,252           15.7%
Hoffman, Michael C.         United States         94,357,567           15.7%
Hogan, Jeffrey N.           United States         94,355,578           15.7%
Hollihan, John P, III       United States         94,358,120           15.7%
Holzschuh, Jeffrey R        United States         94,358,249           15.7%
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Hoornweg, Roberto              Netherlands          94,356,726           15.7%
Hornbeck, Geoffrey H.         United States         94,356,290           15.7%
Hosler, C. William            United States         94,357,010           15.7%
Houston, James S.             United States         94,355,578           15.7%
Howland, Christopher John    United Kingdom         94,355,657           15.7%
Hsieh, Jackson                United States         94,356,018           15.7%
Hu, Wei-Chung Bradford           Taiwan             94,357,173           15.7%
Huang, Susan S.               United States         94,356,945           15.7%
Huffman, Randall C            United States         94,357,373           15.7%
Hughes-Guden, Ruth A.         United States         94,355,578           15.7%
Humphery, Marye L.           United Kingdom         94,355,578           15.7%
Huneke, John H, III           United States         94,358,132           15.7%
Huntley, Kristen S.           United States         94,357,501           15.7%
Hyman, John Edward           United Kingdom         94,356,223           15.7%
Imanishi, Jun                     Japan             94,414,049           15.7%
Ip, Honsum                      Hong Kong           94,355,578           15.7%
Ireland, Jenny Fiona         United Kingdom         94,355,578           15.7%
Irish, John S.                United States         94,357,218           15.7%
Isasi, Luis                       Spain             94,357,749           15.7%
Ishikawa, Hiroshi                 Japan             94,364,731           15.7%
Ivey, Tracey H.               United States         94,355,924           15.7%
Jabbour, Reynold A.           United States         94,355,578           15.7%
Jacobs, David A.              United States         94,356,315           15.7%
Jalouneix, Olivier               France             94,355,578           15.7%
James, George Michael         United States         94,374,509           15.7%
James, Melissa E              United States         94,357,147           15.7%
Jamesley, Karen C.            United States         94,357,315           15.7%
Janson, Michael M.            United States         94,362,356           15.7%
Jarvis, Timothy E.            United States         94,356,952           15.7%
Jodka, Jonathan D             United States         94,356,894           15.7%
Johansson, Jerker M.             Sweden             94,356,744           15.7%
Johnson, David                United States         94,357,655           15.7%
Johnson, David L.             United States         94,355,578           15.7%
Johnson, Margaret Kinsley     United States         94,357,185           15.7%
Johnson, R Sheldon            United States         94,359,344           15.7%
Johnson, Theodore J.          United States         94,355,851           15.7%
Jones, Alan K.                United States         94,356,371           15.7%
Jones, Andrew C.              United States         94,357,020           15.7%
Jones, David G.               United States         94,355,700           15.7%
Jones, Robert W               United States         94,364,636           15.7%
Joseph, Ravindra J.             Sri Lanka           94,357,449           15.7%
Jouhar, Kelvin Jan           United Kingdom         94,355,578           15.7%
Joyce, Richard E, JR          United States         94,357,470           15.7%
Juterbock, Thomas M           United States         94,360,072           15.7%
Kagan, Samuel J.                 Canada             94,356,832           15.7%
Kageyama, Toshiji                 Japan             94,362,945           15.7%
Kamen, Eric M                 United States         94,358,417           15.7%
Kamins, Harold W.             United States         94,357,211           15.7%
Kanellitsas, John A.          United States         94,356,762           15.7%
Kani, Takeo                       Japan             94,403,302           15.7%
Kaplan, Stephanie B.          United States         94,356,041           15.7%
Karches, Peter F              United States         94,360,127           15.7%
Kary, Mark R.                United Kingdom         94,355,578           15.7%
Kassin, Philip                United States         94,358,181           15.7%
Katsihtis, Paul E.            United States         94,357,195           15.7%
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Kauffman, Richard L.          United States         94,356,635           15.7%
Kay, S. Carolyn H.              Australia           94,355,578           15.7%
Kayello, Sammy                   Lebanon            94,356,746           15.7%
Kazazes, Thomas P.            United States         94,356,769           15.7%
Keane, Michael David         United Kingdom         94,355,673           15.7%
Keays, Thomas R.              United States         94,357,559           15.7%
Keeler, Paul J., JR.          United States         94,356,655           15.7%
Keep, Ann                    United Kingdom         94,359,204           15.7%
Kelleher, Colm Thomas        United Kingdom         94,357,480           15.7%
Kelley, Scott M.              United States         94,357,501           15.7%
Kelley, Sean P.               United States         94,357,033           15.7%
Kelly, Christopher R.         United States         94,356,135           15.7%
Kelly, George J               United States         94,358,188           15.7%
Kelly, Kevin M.               United States         94,357,424           15.7%
Kelly, Timothy D.             United States         94,357,684           15.7%
Kemp, Stephen C.             United Kingdom         94,355,578           15.7%
Kennedy, Catherine A.         United States         94,356,002           15.7%
Kennedy, Douglas A.              Canada             94,357,379           15.7%
Kent, Claire                 United Kingdom         94,355,578           15.7%
Kent, David                     Australia           94,355,578           15.7%
Kent, Ronald S.              United Kingdom         94,363,677           15.7%
Key, Nigel R.                 United States         94,355,797           15.7%
Khadjavi, Laya                    Iran              94,357,429           15.7%
Kidwell, Jeffrey S            United States         94,357,713           15.7%
Kilcoyne, Moira A.            United States         94,356,993           15.7%
Kimak, Mark M                 United States         94,357,869           15.7%
Kimball, Paul G               United States         94,359,686           15.7%
Kimball, Richard A., JR       United States         94,357,252           15.7%
Kimeda, Toshio                    Japan             94,369,758           15.7%
Kindred, Jonathan B           United States         94,357,932           15.7%
King, Nancy A.                United States         94,356,983           15.7%
King, William T               United States         94,357,086           15.7%
Kingston, Douglas P., III     United States         94,357,508           15.7%
Kinkead, Brian M.             United States         94,357,610           15.7%
Kinmont, Alexander           United Kingdom         94,355,893           15.7%
Kircher, Hillary E.           United States         94,356,082           15.7%
Kirkland, Derek G.            United States         94,357,813           15.7%
Kishimoto, Satoshi                Japan             94,554,263           15.8%
Kitts, Robert W.              United States         94,356,365           15.7%
Klaedtke, Patrick G.             Germany            94,355,578           15.7%
Klein, Michael F.             United States         94,355,693           15.7%
Kloppenborg, Robert W         United States         94,357,521           15.7%
Knowles, James H L               Canada             94,355,733           15.7%
Koederitz, Candice E          United States         94,359,341           15.7%
Koenen, Austin V              United States         94,359,031           15.7%
Koerling, Heinrich               Germany            94,376,790           15.7%
Kohnhorst, Adolf               Netherlands          94,355,662           15.7%
Konolige, Kit                 United States         94,356,165           15.7%
Koppenol, Robert G.           United States         94,357,518           15.7%
Kourakos, William             United States         94,358,066           15.7%
Kovich, Nicholas J.           United States         94,355,924           15.7%
Kraft, Joseph A., JR.         United States         94,362,059           15.7%
Krammer, Marlene G.           United States         94,357,782           15.7%
Kreider, Steven K.            United States         94,355,881           15.7%
Kressner, J. Thomas              Sweden             94,360,264           15.7%
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Krom, Frederick B, III        United States         94,358,739           15.7%
Kronenberg, Anne C            United States         94,357,459           15.7%
Kupferberg, Barry D.          United States         94,357,368           15.7%
Kurtz, Patricia A.            United States         94,357,911           15.7%
Kushma, Debra A F             United States         94,356,888           15.7%
Kushma, Michael B.            United States         94,357,223           15.7%
La Roche, Elaine              United States         94,359,686           15.7%
Ladd, Susan C.                United States         94,357,657           15.7%
Lafaman, James T              United States         94,357,440           15.7%
Laird, Jo Backer              United States         94,358,392           15.7%
Lal, Naina                        India             94,355,578           15.7%
Lamountain, Jon               United States         94,357,952           15.7%
Lancksweert, Dominique           Belgium            94,355,578           15.7%
Landers, John Q., JR.         United States         94,357,407           15.7%
Landman, David                United States         94,357,718           15.7%
Landry, Brenda Lee            United States         94,365,078           15.7%
Landry, Christina M.          United States         94,359,755           15.7%
Langford, Thomas R.           United States         94,355,967           15.7%
Langsam, Joseph A.            United States         94,358,185           15.7%
Langston, Willie              United States         94,355,578           15.7%
Lap, Michiel P                 Netherlands          94,356,277           15.7%
Larkins, Gary T.              United States         94,358,191           15.7%
Larkins, Robert J             United States         94,357,582           15.7%
Lashendock, Michael J         United States         94,357,673           15.7%
Latainer, Gary D              United States         94,358,790           15.7%
Latif, Nadir S.              United Kingdom         94,356,432           15.7%
Layng, John G                 United States         94,357,861           15.7%
Leach, Brian                  United States         94,357,991           15.7%
Leblanc, Paul L               United States         94,357,739           15.7%
Lebowitz, Michael             United States         94,357,701           15.7%
Lefkowitz, Robert M           United States         94,359,689           15.7%
Leimer, Willi Kurt               Austria            94,355,578           15.7%
Leitch, Donald S              United States         94,357,594           15.7%
Lenowitz, Scott J             United States         94,357,256           15.7%
Levin, Debra J.               United States         94,356,805           15.7%
Levy, Thomas A                United States         94,357,092           15.7%
Levy, William D.              United States         94,355,990           15.7%
Lewis, Richard Graham        United Kingdom         94,355,578           15.7%
Lewis, William M, JR.         United States         94,359,188           15.7%
Liang, James L.               United States         94,356,592           15.7%
Lieblich, Steven              United States         94,357,198           15.7%
Lien, Michael Jown Leam         Singapore           94,355,578           15.7%
Likins, Jane                  United States         94,356,761           15.7%
Lilly, Kevin J.               United States         94,355,578           15.7%
Lim, Chin Y                     Malaysia            94,356,394           15.7%
Lim, Khoon-Min                United States         94,355,655           15.7%
Lindsay, Ian E.              United Kingdom         94,356,762           15.7%
Lipe, L. Alex                   Australia           94,355,578           15.7%
Lippi, Marco                      Italy             94,356,398           15.7%
Lippmann, Marianne J          United States         94,357,246           15.7%
Lipton, Stephen C.           United Kingdom         94,357,033           15.7%
Litt, Michael C.              United States         94,356,513           15.7%
Little, James W               United States         94,357,115           15.7%
Liu, Andrew Y.S.             United Kingdom         94,359,145           15.7%
Liu, Jialin                       China             94,356,469           15.7%
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Liu, Theodore Em-Po           United States         94,355,974           15.7%
Lloyd, Charles E.G.           United States         94,356,549           15.7%
Loarie, Robert J.             United States         94,357,003           15.7%
Locosa, Laura E               United States         94,357,478           15.7%
Longley, Yvonne              United Kingdom         94,355,578           15.7%
Longo, Victoria A.            United States         94,355,695           15.7%
Lorentzen, Kent R.            United States         94,361,462           15.7%
Lourie, Jonathan H.           United States         94,356,932           15.7%
Lovoi, John V.                United States         94,355,719           15.7%
Lucaya, Jorge                     Spain             94,355,795           15.7%
Lumpkins, David B D           United States         94,356,193           15.7%
Lutz, Merritt M.              United States         94,355,962           15.7%
Lyche, Iver                   United States         94,355,960           15.7%
Lyles, Ray V, JR              United States         94,358,338           15.7%
Lynch, Elizabeth W.           United States         94,357,279           15.7%
Lynch, Patrick D.             United States         94,355,578           15.7%
Macchiaverna, Glenn J.        United States         94,357,020           15.7%
Macdonald, Gavin L           United Kingdom         94,355,578           15.7%
Macdonald, Robert Cumming    United Kingdom         94,355,578           15.7%
Macelwee, Elizabeth M.        United States         94,355,959           15.7%
Mack, Andrew John            United Kingdom         94,355,578           15.7%
Mack, John J                  United States         94,360,127           15.7%
Mackenzie, Douglas F.         United States         94,355,789           15.7%
Mackin, John J                United States         94,358,028           15.7%
Magee, Steven G.              United States         94,357,742           15.7%
Maguire, J. Robert            United States         94,357,718           15.7%
Maguire, John F.              United States         94,356,190           15.7%
Mahon, James J.               United States         94,357,704           15.7%
Mahoney, James P              United States         94,358,620           15.7%
Mainey, Richard E.            United States         94,356,011           15.7%
Maiwald, Maryann K.           United States         94,355,924           15.7%
Malone, Christian B.          United States         94,357,943           15.7%
Mamdani, Mahmoud A.           United States         94,357,711           15.7%
Maner, William A., IV         United States         94,356,931           15.7%
Mangi, Joseph A.              United States         94,357,843           15.7%
Mangino, Gary J               United States         94,357,686           15.7%
Manley, James J.              United States         94,355,924           15.7%
Manson, Christopher J. J.    United Kingdom         94,356,355           15.7%
Mantz, Jay H.                 United States         94,356,107           15.7%
Maratos, Jason G.                Greece             94,355,578           15.7%
Marcin, Robert J.             United States         94,355,881           15.7%
Margolis, Jeffrey             United States         94,356,030           15.7%
Marks, Kenneth R              United States         94,358,782           15.7%
Markwalter, John S., JR       United States         94,357,292           15.7%
Marren, John W.               United States         94,355,578           15.7%
Martin, M. Paul               United States         94,357,553           15.7%
Martinez, Lourdes Linden      United States         94,357,789           15.7%
Mason, Alexander Maurice         Ireland            94,355,657           15.7%
Masri, Jack Joseph           United Kingdom         94,356,261           15.7%
Massot, Sylvain P.               France             94,356,904           15.7%
Masucci, Ferdinand D.         United States         94,358,292           15.7%
Maxwell, Philip Moulton         Australia           94,355,578           15.7%
Mayer, Kimball P              United States         94,357,391           15.7%
Maynard, Daniel V.            United States         94,357,193           15.7%
Maynard, Walter, JR           United States         94,358,252           15.7%
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Mayoros, Alan E                United States         94,357,505           15.7%
Mazzilli, Paul J               United States         94,358,315           15.7%
Mazzucchelli, Marco G.             Italy             94,355,578           15.7%
Mcallister, Dean E             United States         94,357,117           15.7%
Mcarthur, James                 New Zealand          94,355,578           15.7%
Mcbee, Phoebe                  United States         94,355,578           15.7%
Mccombe, William D               Australia           94,357,807           15.7%
Mcconigley, Michael J.            Ireland            94,358,194           15.7%
Mcdade, John Wesley, JR.       United States         94,355,912           15.7%
Mcdonald, James W.             United States         94,356,678           15.7%
Mcdonnell, Gail P.             United States         94,356,487           15.7%
Mcdonough, Patrick J.          United States         94,357,496           15.7%
Mcgeehan, John D               United States         94,357,716           15.7%
Mcgill, James F.               United States         94,355,578           15.7%
Mcginnis, James P., JR.        United States         94,356,099           15.7%
Mcguinness, Nancy A.           United States         94,356,175           15.7%
Mchugh, Daniel                 United States         94,355,578           15.7%
Mchugh, Florence Q.            United States         94,356,313           15.7%
Mcinerney, John J.             United States         94,356,868           15.7%
Mcinerney, Thomas J.           United States         94,356,945           15.7%
Mcintyre, John P, JR.          United States         94,356,061           15.7%
Mcmahon, Kevin A.              United States         94,355,578           15.7%
Mcmahon, William C             United States         94,357,727           15.7%
Mcvicker, Michael J.           United States         94,356,416           15.7%
Meeker, Mary G.                United States         94,356,789           15.7%
Melendez, Victoria T.          United States         94,356,127           15.7%
Memani, Krishna K.                 India             94,357,572           15.7%
Memmott, David J.              United States         94,355,578           15.7%
Mena, Daniel T.                United States         94,356,407           15.7%
Menell, Mark S.                United States         94,356,931           15.7%
Merritt, Peter G.              United States         94,357,183           15.7%
Metzler, Robert A.             United States         94,358,511           15.7%
Meyer, Bruce A                 United States         94,362,319           15.7%
Meyer, Joseph F.               United States         94,357,744           15.7%
Meyer, Robert L.               United States         94,357,411           15.7%
Miao, Eugene A.                United States         94,357,473           15.7%
Michnowich, Salvatore E        United States         94,359,564           15.7%
Micioni, Peter J.              United States         94,357,150           15.7%
Milias St. Peter, Mary Ann     United States         94,355,924           15.7%
Miller, Cathy Ann              United States         94,357,331           15.7%
Miller, Frederic A             United States         94,357,422           15.7%
Miller, Lyle D.                United States         94,356,247           15.7%
Miller, Paul S                 United States         94,357,990           15.7%
Milunovich, Steven M.          United States         94,357,036           15.7%
Minicucci, Giuseppina              Italy             94,355,875           15.7%
Mirat, Pierre Jean Henri          France             94,355,578           15.7%
Missett, Bruce M.              United States         94,357,813           15.7%
Mitchell, Lawrence R., JR.     United States         94,355,578           15.7%
Mizen, Greg E                  United States         94,357,505           15.7%
Moehlmann, Claus Christian        Germany            94,355,578           15.7%
Mole, Marie L.                 United States         94,357,320           15.7%
Molloy, William S              United States         94,359,188           15.7%
Moniodes, Nicholas J.          United States         94,357,229           15.7%
Moonier, James F               United States         94,357,562           15.7%
Moore, David Neil             United Kingdom         94,355,578           15.7%
--------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                               Citizenship  Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Moore, Donald A., JR.             United States     94,359,709            15.7%
Moore, Duncan Charles Mcnaught   United Kingdom     94,356,919            15.7%
Moran, Matthew J.                 United States     94,356,780            15.7%
More, Daniel B.                   United States     94,356,454            15.7%
Morgan, David H                  United Kingdom     94,358,478            15.7%
Morphett, Jonathan G.             United States     94,358,270            15.7%
Morrill, Caroline C.              United States     94,355,578            15.7%
Morris, Karen L.                  United States     94,355,578            15.7%
Mortimer, Patrick J.              United States     94,357,404            15.7%
Moscati, Leonard F.               United States     94,357,797            15.7%
Moser, David S.                   United States     94,357,061            15.7%
Mourre, Marc                         France         94,355,929            15.7%
Mozer, Francine L                 United States     94,357,789            15.7%
Mueller, John M, III              United States     94,357,171            15.7%
Muller, Peter                     United States     94,356,465            15.7%
Muller, Thomas R                  United States     94,358,236            15.7%
Mullin, Sean C.V.                    Canada         94,357,261            15.7%
Munari, Andrea                        Italy         94,355,578            15.7%
Munger, Stephen R                 United States     94,358,351            15.7%
Murphy, Charles W.                United States     94,357,336            15.7%
Murphy, David J                   United States     94,357,861            15.7%
Murphy, Devin I.                  United States     94,356,939            15.7%
Murphy, Kevin C                   United States     94,357,622            15.7%
Murray, Eileen K                  United States     94,358,257            15.7%
Murray, Janet E.                 United Kingdom     94,356,493            15.7%
Murray, Peter J.                 United Kingdom     94,356,917            15.7%
Nadosy, Peter                     United States     94,359,866            15.7%
Nagrani, Vikram                   United States     94,355,578            15.7%
Nagrani, Vineet                       India         94,355,578            15.7%
Nakada, Kenji                         Japan         94,367,745            15.7%
Narang, Anil                          India         94,355,578            15.7%
Nathan, J. Saul                  United Kingdom     94,355,578            15.7%
Naylor, Margaret P.              United Kingdom     94,357,010            15.7%
Neamtu, Alexander                 United States     94,358,364            15.7%
Needham, Peter A                  United States     94,358,808            15.7%
Neuberger, Mark A.                United States     94,357,063            15.7%
Neubert, David L. C.              United States     94,356,206            15.7%
Neubohn, Naneen H.                United States     94,358,841            15.7%
Neuhaus, Kenneth M.               United States     94,361,544            15.7%
Neuwirth, David N.                United States     94,357,345            15.7%
Newcomb, Philip V                 United States     94,357,633            15.7%
Newhouse, Stephan F               United States     94,359,344            15.7%
Newman, David F.                 United Kingdom     94,357,688            15.7%
Newman, Patricia L                United States     94,357,077            15.7%
Ni Chathmhaoil, Aifric               Ireland        94,355,667            15.7%
Nickoll, Benjamin E.              United States     94,355,787            15.7%
Nicol, David                     United Kingdom     94,365,593            15.7%
Niehaus, Christopher J.           United States     94,357,962            15.7%
Niehaus, Robert H                 United States     94,363,148            15.7%
Nimkoff, Debra L.                 United States     94,357,269            15.7%
Nosseir, Amr M.                   United States     94,357,096            15.7%
Notley, Sean J.                  United Kingdom     94,358,820            15.7%
Noujaim, Alexander J.             United States     94,357,206            15.7%
Nowlin, Kevin M.                  United States     94,355,670            15.7%
O'Brien, Donald S.                United States     94,357,805            15.7%
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
O'Brien, James M.              United States         94,358,071           15.7%
O'Brien, Paul F.               United States         94,355,578           15.7%
O'Connor, Stephen P.          United Kingdom         94,356,025           15.7%
O'Flynn, Thomas M.                Canada             94,357,572           15.7%
O'Friel, Mark L.               United States         94,356,685           15.7%
O'Hare, Michael T.             United States         94,357,927           15.7%
O'Keefe, William B.            United States         94,358,379           15.7%
O'Leary, William F             United States         94,358,534           15.7%
Oberlin, Dana M                United States         94,357,516           15.7%
Ocampo, Edward J.              United States         94,357,120           15.7%
Oelerich, Francis J, III       United States         94,357,572           15.7%
Olesky, Jonathan D             United States         94,357,724           15.7%
Olsen, Warren                  United States         94,358,119           15.7%
Onuma, Takashi                     Japan             94,464,439           15.7%
Orem, John R                   United States         94,357,389           15.7%
Ormerod, Mark                 United Kingdom         94,359,524           15.7%
Osbon, John F                  United States         94,356,934           15.7%
Osborne, Nicholas D.           United States         94,356,046           15.7%
Overton, Ian M.               United Kingdom         94,356,541           15.7%
Oyarbide, Carlos Alfonso           Spain             94,355,822           15.7%
Pace, Joanne                   United States         94,356,432           15.7%
Pace, Phillip Z.               United States         94,355,711           15.7%
Pagliari, Michael             United Kingdom         94,356,965           15.7%
Palmiotti, Joseph C            United States         94,357,239           15.7%
Pandit, Vikram S                   India             94,359,188           15.7%
Panjwani, Raju H.              United States         94,357,795           15.7%
Pannell, Carol Amanda         United Kingdom         94,355,677           15.7%
Parent, Margaret M.            United States         94,356,289           15.7%
Parker, Kevin E.               United States         94,358,399           15.7%
Parr, Gary W.                  United States         94,356,275           15.7%
Pasciucco, Gerard              United States         94,357,604           15.7%
Pate, Bruce A                  United States         94,356,746           15.7%
Patel, Mukesh D                United States         94,357,655           15.7%
Patten, Veeswanaden R.           Mauritius           94,355,578           15.7%
Pavoncelli, Riccardo               Italy             94,357,553           15.7%
Pearson, Sharon E.            United Kingdom         94,356,394           15.7%
Pecori Giraldi, Galeazzo           Italy             94,363,735           15.7%
Pedde, Richard                    Canada             94,355,578           15.7%
Pelgrift, James D.             United States         94,359,533           15.7%
Pellecchio, Ralph L            United States         94,358,490           15.7%
Pelosky, Robert J., JR.        United States         94,356,954           15.7%
Penington, Michael            United Kingdom         94,356,393           15.7%
Penney, David J.               United States         94,355,752           15.7%
Penwell, Stephen B.            United States         94,357,041           15.7%
Pereira, Ian C.T.                  Kenya             94,356,680           15.7%
Pereira, Paulo C.                Portugal            94,355,578           15.7%
Perella, Joseph R.             United States         94,356,503           15.7%
Pernas, Alvaro                     Spain             94,356,470           15.7%
Peskin, Michael W              United States         94,355,807           15.7%
Pest, Willie R.                United States         94,355,787           15.7%
Peterson, C. Scott             United States         94,357,249           15.7%
Peterson, Wayne D              United States         94,357,625           15.7%
Petery, Andras R               United States         94,359,580           15.7%
Petitgas, Franck R.               France             94,356,137           15.7%
Petri, Lawrence M.             United States         94,357,828           15.7%
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Petrick, Michael J.            United States         94,357,368           15.7%
Petrow, Christopher G.         United States         94,357,741           15.7%
Phillips, Charles E., JR       United States         94,355,865           15.7%
Phillips, Craig S.             United States         94,356,427           15.7%
Pipa, Andrew C.                United States         94,357,711           15.7%
Placentra, Daniel R.           United States         94,357,350           15.7%
Platt, Russell C.              United States         94,357,615           15.7%
Pochtar, Elaine N              United States         94,358,404           15.7%
Pokrzywinski, Jennifer A.      United States         94,356,891           15.7%
Polsky, Lisa K.                United States         94,355,578           15.7%
Pope, Patricia                 United States         94,356,863           15.7%
Porat, Ruth M.                 United States         94,355,752           15.7%
Porte, Thierry G               United States         94,365,870           15.7%
Portnow, Loren                 United States         94,355,941           15.7%
Portogallo, Richard            United States         94,357,917           15.7%
Poulos, Perry                  United States         94,357,614           15.7%
Poulton, Roger                United Kingdom         94,357,825           15.7%
Pratt, Frank T.                United States         94,359,686           15.7%
Prill, Patrick                 United States         94,355,802           15.7%
Putcha, Ramakrishna N              India             94,357,858           15.7%
Putterman, Jules B             United States         94,356,833           15.7%
Quartner, Douglas M.           United States         94,364,301           15.7%
Query, James B., JR.           United States         94,357,548           15.7%
Rabin, Michael D.              United States         94,356,736           15.7%
Raettig, Lutz                     Germany            94,355,578           15.7%
Raffel, Andreas                   Germany            94,356,134           15.7%
Rahbany, Russell A.            United States         94,355,809           15.7%
Ramachandran, Narayan              India             94,355,578           15.7%
Ramakrishnan, Guru K.              India             94,357,257           15.7%
Rana, Aditya                       India             94,356,820           15.7%
Randolph, Guy D, III           United States         94,357,430           15.7%
Rankin, Charles               United Kingdom         94,355,937           15.7%
Rankowitz, Andrew V.           United States         94,357,252           15.7%
Rankowitz, Michael L           United States         94,358,429           15.7%
Ratib, Ahmet V.                   Cyprus             94,355,578           15.7%
Rault, Joseph M., III          United States         94,358,797           15.7%
Ravitz, Leslie C.              United States         94,357,109           15.7%
Reeke, Gail Hunt               United States         94,361,516           15.7%
Reese, Ronald R.               United States         94,355,805           15.7%
Refvik, Olav N.                   Norway             94,357,163           15.7%
Reich, Christopher V.          United States         94,356,124           15.7%
Reicin, Glenn M.               United States         94,356,274           15.7%
Reid, William R.               United States         94,356,767           15.7%
Reilly, Christine I            United States         94,358,549           15.7%
Reilly, Timothy B              United States         94,357,861           15.7%
Reis, Norbert J.                  Germany            94,355,578           15.7%
Remec, Marko C                 United States         94,358,158           15.7%
Renehan, David                 United States         94,359,580           15.7%
Renton, Stephen               United Kingdom         94,363,077           15.7%
Restaino, Paolo Anthony            Italy             94,355,578           15.7%
Retelny, Gary                  United States         94,355,805           15.7%
Revelli, Paolo                     Italy             94,355,578           15.7%
Reynolds, John R.              United States         94,355,965           15.7%
Rice, Mark R.                  United States         94,357,984           15.7%
Richard, Scott F.              United States         94,355,924           15.7%
--------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Richardson, Gerald P          United States         94,357,914           15.7%
Riche, Eden Matthew          United Kingdom         94,355,662           15.7%
Richter, Maria Del Carmen        Panama             94,356,403           15.7%
Riefler, Linda H.             United States         94,356,977           15.7%
Riley, Thomas R               United States         94,358,465           15.7%
Roach, Stephen S              United States         94,358,117           15.7%
Robert, Marc Henri            United States         94,356,539           15.7%
Roberts, John A.             United Kingdom         94,357,756           15.7%
Robey, Simon C.              United Kingdom         94,355,578           15.7%
Robino, Christopher M.        United States         94,357,086           15.7%
Robinson, John D              United States         94,357,609           15.7%
Robson, Glenn R.              United States         94,356,714           15.7%
Rodman, Kevin L               United States         94,357,836           15.7%
Roessler, Gustavo S.          United States         94,355,578           15.7%
Roger, Robin                  United States         94,357,269           15.7%
Rogers, Hartley R.            United States         94,357,051           15.7%
Rohde, Gregory John           United States         94,357,069           15.7%
Rolison, Leslie               United States         94,355,578           15.7%
Rollyson, Mikel M.            United States         94,355,790           15.7%
Rookwood, Mark S.             United States         94,357,190           15.7%
Root, Marshal E.              United States         94,357,313           15.7%
Rosenthal, Andrew             United States         94,357,513           15.7%
Rosenthal, Richard S.         United States         94,357,934           15.7%
Roth, Christian G.            United States         94,355,881           15.7%
Rothberg, Rei W.              United States         94,357,140           15.7%
Rowe, Tamsin E.E.            United Kingdom         94,356,853           15.7%
Rowley, Andrew F.             United States         94,358,826           15.7%
Runde, James A.               United States         94,359,724           15.7%
Russell, David A.            United Kingdom         94,357,572           15.7%
Ryan, Robert J.                  Canada             94,356,627           15.7%
Ryder, Christopher J.         United States         94,356,696           15.7%
Sack, Judith B                United States         94,356,825           15.7%
Saito, Makoto                     Japan             94,421,476           15.7%
Salant, Marshal L             United States         94,358,158           15.7%
Salisbury, William R.         United States         94,356,030           15.7%
Salmon, Robert E.             United States         94,356,350           15.7%
Salzman, Jeffrey H            United States         94,359,686           15.7%
Sama, Alok                    United States         94,357,496           15.7%
Samuels, Michele M.           United States         94,357,107           15.7%
Sandberg, Bruce R.            United States         94,357,901           15.7%
Sandling, M. James, III       United States         94,357,856           15.7%
Sando, Gregg Stephen          United States         94,355,914           15.7%
Sandulli, Richard P.          United States         94,355,719           15.7%
Sargent, Robert A.           United Kingdom         94,358,000           15.7%
Sasaki, Mami                      Japan             94,366,731           15.7%
Savage, Luke                 United Kingdom         94,355,578           15.7%
Saveliff, James F.            United States         94,357,440           15.7%
Saxe, Jonathan K.             United States         94,355,761           15.7%
Saxe, Susan E.                United States         94,357,795           15.7%
Saxton, Thomas J.             United States         94,357,419           15.7%
Schaaff, Harold J, JR         United States         94,357,622           15.7%
Scheuer, Alan                 United States         94,356,228           15.7%
Schiavo, Anthony              United States         94,356,700           15.7%
Schieffelin, Allison          United States         94,357,185           15.7%
Schlarbaum, Gary G.           United States         94,355,924           15.7%
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Schlesinger, Donald E          United States         94,357,110           15.7%
Schlueter, James B             United States         94,357,528           15.7%
Schmid, James D.               United States         94,355,924           15.7%
Schmitt, Dietmar R.               Germany            94,355,578           15.7%
Schneider, Walter B.           United States         94,355,713           15.7%
Schoen, Jon S.                 United States         94,356,259           15.7%
Schuettler, Hans Joerg            Germany            94,355,578           15.7%
Schwartz, Richard C.           United States         94,356,302           15.7%
Scott, Andrew C.               United States         94,358,369           15.7%
Scott, Charles H              United Kingdom         94,356,452           15.7%
Scott, Robert G                United States         94,360,127           15.7%
Scowcroft, John A.             United States         94,355,578           15.7%
Scully, Robert W.              United States         94,355,578           15.7%
Scurletis, Dennis T.           United States         94,355,825           15.7%
Seah, Kiat Seng                  Singapore           94,355,578           15.7%
Seery, Christopher S.          United States         94,355,662           15.7%
Seigel, Mark A                 United States         94,363,148           15.7%
Seiler, Alex W.                United States         94,355,871           15.7%
Sekaran, Rajan                 United States         94,355,980           15.7%
Serra, Loredana                United States         94,355,904           15.7%
Sethi, Vinod R                     India             94,357,096           15.7%
Sexauer, Stephen C             United States         94,357,538           15.7%
Shah, Dhiren H                 United States         94,357,932           15.7%
Shah, Pravin                       India             94,355,578           15.7%
Shapiro, John A                United States         94,358,709           15.7%
Sharma, Sutesh K.             United Kingdom         94,355,578           15.7%
Shea, Dennis F.                United States         94,360,094           15.7%
Shear, Neal A                  United States         94,359,344           15.7%
Shelton, John                 United Kingdom         94,357,100           15.7%
Shelton, Richard David         United States         94,357,102           15.7%
Shen, Bing                         China             94,358,241           15.7%
Shepardson, Robert M., III     United States         94,356,945           15.7%
Sherva, Dennis G               United States         94,359,866           15.7%
Shigenari, Yoshihiko               Japan             94,357,173           15.7%
Short, Marium A                United States         94,357,967           15.7%
Sica, Frank                    United States         94,359,344           15.7%
Siklos, Eugene N.                 Canada             94,356,460           15.7%
Silberstein, Thomas J.         United States         94,355,802           15.7%
Silver, Caroline Louise       United Kingdom         94,355,578           15.7%
Silver, Harry S.               United States         94,356,756           15.7%
Simonian, Jon D                United States         94,367,651           15.7%
Simpson, Justin S.                Ireland            94,357,054           15.7%
Sine, Jeffrey A.               United States         94,358,114           15.7%
Sipprelle, Dwight D            United States         94,358,185           15.7%
Sipprelle, Scott M.            United States         94,357,261           15.7%
Sitarz, Paul J                 United States         94,357,838           15.7%
Skerritt, Susan E.             United States         94,355,990           15.7%
Skiba, Jack L                  United States         94,357,866           15.7%
Skinner, Alistair E.          United Kingdom         94,355,578           15.7%
Sladkus, Mark H                United States         94,357,820           15.7%
Slaine, David R.               United States         94,357,952           15.7%
Slaughter, J. E. Hoke          United States         94,356,817           15.7%
Sless, Henry J                United Kingdom         94,355,578           15.7%
Slingo, Matthew Conway        United Kingdom         94,355,578           15.7%
Smalley, Robert Louis          United States         94,356,016           15.7%
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Smith, Charissa H.             United States         94,357,678           15.7%
Smith, Judith A.               United States         94,358,627           15.7%
Smith, Michael K               United States         94,356,934           15.7%
Smith, Palmer N.               United States         94,356,612           15.7%
Smith, Paul E                  United States         94,357,736           15.7%
Smith, Peter R. G.            United Kingdom         94,355,578           15.7%
Smith, R. Bram                 United States         94,355,578           15.7%
Smith, Robert M.               United States         94,355,987           15.7%
Smithson, Amanda L. D.        United Kingdom         94,357,152           15.7%
Sonnenborn, Monroe R           United States         94,358,640           15.7%
Sorrel, Lawrence B.            United States         94,357,615           15.7%
Soter, Arthur P.               United States         94,359,297           15.7%
Souter, Robert J.             United Kingdom         94,356,445           15.7%
Spector, Alvin H.              United States         94,357,714           15.7%
Spellman, Michael F            United States         94,357,912           15.7%
Spence, Anthony D             United Kingdom         94,355,578           15.7%
Spence, John F.                United States         94,357,241           15.7%
Spencer, Cordell G.               Canada             94,357,190           15.7%
Spingardi, Tomaso                  Italy             94,355,578           15.7%
Spitzley, Ray L.               United States         94,356,459           15.7%
Sposito, Claudio                   Italy             94,355,691           15.7%
Steele, Kenneth J.            United Kingdom         94,355,578           15.7%
Stein, Jens-Peter                 Germany            94,356,262           15.7%
Steinberg, David L.            United States         94,356,757           15.7%
Steinman, Richard M.           United States         94,357,241           15.7%
Sternberg, Michael I.          United States         94,355,754           15.7%
Stewart, Colin R.              United States         94,356,596           15.7%
Stewart, John R                United States         94,358,163           15.7%
Stewart, Timothy Donald          Australia           94,355,578           15.7%
Stoltz, Murray C.              United States         94,355,780           15.7%
Stott, Peter                  United Kingdom         94,363,011           15.7%
Strain, Clifton E.             United States         94,356,295           15.7%
Straus, John A.                United States         94,358,325           15.7%
Strong, William H.             United States         94,356,873           15.7%
Struble, K. Lynn Medlin        United States         94,357,569           15.7%
Studzinski, John J             United States         94,368,421           15.7%
Sturzenegger, Ronald D.        United States         94,357,572           15.7%
Stux, Ivan E                   United States         94,358,206           15.7%
Stynes, James B                United States         94,359,297           15.7%
Suarez, Glen Patrick          United Kingdom         94,355,832           15.7%
Sullivan, Elaine May          United Kingdom         94,355,675           15.7%
Suzuki, Hirohiko                   Japan             94,360,179           15.7%
Sweeney, Francis J             United States         94,357,698           15.7%
Swift, Richard W.              United States         94,358,488           15.7%
Szilasi, William J.            United States         94,358,292           15.7%
Taggart, Richard G             United States         94,357,406           15.7%
Takasugi, Tetsuo                   Japan             94,394,262           15.7%
Talisse, Edward P.             United States         94,357,483           15.7%
Tan, Soo Hock                    Singapore           94,355,578           15.7%
Tanner, James L                United States         94,359,655           15.7%
Taras, Raymond C               United States         94,357,541           15.7%
Tarika, Roger C                United States         94,358,224           15.7%
Taubman, Paul J.               United States         94,357,736           15.7%
Tell, Martin R.                United States         94,357,356           15.7%
Terreson, Douglas T.           United States         94,355,789           15.7%
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
       Line 1                     Line 6             Line 11            Line 13
--------------------------------------------------------------------------------------
                                                    Aggregate       Percent of Class
                                                      Amount          Represented By
Name                            Citizenship      Beneficially Held   Amount in Line 11
--------------------------------------------------------------------------------------
Tharnstrom, Charles A          United States         94,357,520           15.7%
Thees, Thomas M                United States         94,357,982           15.7%
Thivierge, Ann D.              United States         94,357,173           15.7%
Thomas, Owen D.                United States         94,357,607           15.7%
Thomas, Paul L                United Kingdom         94,355,578           15.7%
Thomas, Philip Michael        United Kingdom         94,359,239           15.7%
Thomas, Richard H.            United Kingdom         94,359,818           15.7%
Thompson, Darren S.            United States         94,356,280           15.7%
Thorman, Walter E              United States         94,357,714           15.7%
Tierney, Raymond M., III       United States         94,356,056           15.7%
Tilley, James A                   Canada             94,359,344           15.7%
Timmins, David John           United Kingdom         94,355,686           15.7%
Tisdale, Andrew A.             United States         94,356,714           15.7%
Togut, David M.                United States         94,355,578           15.7%
Toldalagi, Paul M.             United States         94,355,578           15.7%
Tominaga, Hiroshi                  Japan             94,360,415           15.7%
Topper, David J                United States         94,358,351           15.7%
Torop, Robert                  United States         94,357,496           15.7%
Tory, Michael Alexander           Canada             94,355,578           15.7%
Towse, Robert C                United States         94,359,188           15.7%
Tracy, John M.                 United States         94,357,727           15.7%
Trapp, Goran Par                  Sweden             94,357,148           15.7%
Trauber, Stephen M             United States         94,355,764           15.7%
Trenchard, David F.           United Kingdom         94,356,505           15.7%
Truten, Lorraine               United States         94,355,761           15.7%
Tsai, Andrew S                   Hong Kong           94,355,578           15.7%
Tufariello, Anthony B.         United States         94,357,361           15.7%
Turnbull, Michael G.          United Kingdom         94,355,578           15.7%
Twist, Carolyn M              United Kingdom         94,357,011           15.7%
Tynan, Brendan Timothy        United Kingdom         94,364,249           15.7%
Umlauf, Steven Richard         United States         94,356,394           15.7%
Upton, Nancy B                 United States         94,357,929           15.7%
Uva, Michael D.                United States         94,357,858           15.7%
Vadala, Charles F., JR         United States         94,358,330           15.7%
Vaden, Andrew T.               United States         94,357,638           15.7%
Vale, Elizabeth A.             United States         94,355,822           15.7%
Valeiras, Horacio A.           United States         94,355,924           15.7%
Valencia, Edwin V.             United States         94,357,292           15.7%
Van Amson, George L.           United States         94,356,450           15.7%
Van Dyke, Henry, V             United States         94,357,572           15.7%
Van Nieuwenhuizen, Jan L        Netherlands          94,356,160           15.7%
Vandercar, Eric M.             United States         94,357,444           15.7%
Varoli, Corrado P                 Canada             94,357,219           15.7%
Vaughan, Gregory V             United States         94,356,934           15.7%
Vial, Patrice Jacques             France             94,355,578           15.7%
Vogelsang, Peter R.            United States         94,356,952           15.7%
Von Nathusius, Friedrich          Germany            94,355,578           15.7%
Von Schroder, Benedikt            Germany            94,357,112           15.7%
Von Uffel, George Kurt         United States         94,357,459           15.7%
Vonderheide, Mark L.           United States         94,356,350           15.7%
Voreyer, Robert J.             United States         94,357,406           15.7%
Voute, Gustave A                Netherlands          94,376,206           15.7%
Vrcelj, Stevan                   Australia           94,355,578           15.7%
Wadsworth, John S., JR         United States         94,360,084           15.7%
Wager, Malcolm                United Kingdom         94,356,820           15.7%
--------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Wagner, Glenn N.              United States         94,356,955           15.7%
Wahl, Frederick J             United States         94,357,440           15.7%
Wakamoto, Hidenori                Japan             94,359,022           15.7%
Walker, Sir David Alan       United Kingdom         94,355,706           15.7%
Wallace, Eileen S.            United States         94,357,719           15.7%
Walsh, Frederick R, JR.       United States         94,359,503           15.7%
Walsh, Mark K.                United States         94,357,793           15.7%
Walsh, Nelson S.              United States         94,357,100           15.7%
Wappler, William M.           United States         94,356,305           15.7%
Ward, J. Steven              United Kingdom         94,578,328           15.8%
Warren, David R.              United States         94,356,231           15.7%
Wasson, David F.              United States         94,357,808           15.7%
Waxman, Scott                 United States         94,356,851           15.7%
Webley, John                 United Kingdom         94,357,577           15.7%
Weiant, William M.            United States         94,356,127           15.7%
Weidner, Jan                     Germany            94,355,578           15.7%
Weinhoffer, Joseph C.         United States         94,355,665           15.7%
Wellemeyer, John C.           United States         94,359,943           15.7%
Westerfield, John E.          United States         94,356,731           15.7%
Westerink, Erik J.             Netherlands          94,355,680           15.7%
Weston, Michael                New Zealand          94,359,478           15.7%
Whalen, Patrick J.            United States         94,357,011           15.7%
White, William H.             United States         94,357,265           15.7%
Whitehand, Robert C          United Kingdom         94,380,057           15.7%
Whittington, Marna C.         United States         94,355,924           15.7%
Wien, Byron R                 United States         94,359,580           15.7%
Wilson, Kirk R                United States         94,357,932           15.7%
Windisch, Ronald L.           United States         94,356,777           15.7%
Winnington-Ingram, Rebecca   United Kingdom         94,356,660           15.7%
Winters, Philip W             United States         94,358,358           15.7%
Wipf, Thomas G.               United States         94,357,704           15.7%
Wiscomb, Thomas T.            United States         94,357,764           15.7%
Wolkowitz, Benjamin           United States         94,360,881           15.7%
Wong, David K.                United States         94,357,072           15.7%
Wood, Jerome C                United States         94,358,581           15.7%
Woolworth, Richard G, JR      United States         94,358,488           15.7%
Worley, Richard B.            United States         94,355,578           15.7%
Wotowicz, John S.             United States         94,356,714           15.7%
Wright, David C.              United States         94,356,759           15.7%
Wright, Lundy R.              United States         94,357,331           15.7%
Wright, William H., II        United States         94,357,391           15.7%
Wyman, Charles C.             United States         94,355,578           15.7%
Yaffe, Randy S.               United States         94,357,711           15.7%
Yamamoto, Takatoshi               Japan             94,383,589           15.7%
Yankou, Thomas J              United States         94,357,336           15.7%
Yates, Martin J              United Kingdom         94,357,513           15.7%
Yeoman, Roger                United Kingdom         94,357,747           15.7%
Yoshida, Hideo                    Japan             94,361,016           15.7%
You, Harry L.                 United States         94,355,578           15.7%
Young, Harrison               United States         94,356,592           15.7%
Yuki, Kohei                       Japan             94,368,014           15.7%
Zager, Drew J.                United States         94,356,787           15.7%
Zaoui, Michael A.                France             94,357,569           15.7%
Zapico, Martin A.            United Kingdom         94,357,727           15.7%
Zaumseil, Brice W             United States         94,357,323           15.7%
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
       Line 1                    Line 6             Line 11            Line 13
-------------------------------------------------------------------------------------
                                                   Aggregate       Percent of Class
                                                     Amount          Represented By
Name                           Citizenship      Beneficially Held   Amount in Line 11
-------------------------------------------------------------------------------------
Zhang, Songyi                   Hong Kong           94,356,016           15.7%
Zicherman, Joseph R           United States         94,357,056           15.7%
Zick, Alford E., JR           United States         94,357,571           15.7%
Ziegelbaum, Michael H.        United States         94,355,578           15.7%
Zimmermann, George A.         United States         94,355,578           15.7%
Zorn, Ernest P                United States         94,357,609           15.7%
Zuckert, Michael S.           United States         94,357,732           15.7%
-------------------------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.
        -------------------

        This statement relates to the Common Stock, par value $.01 per share (the "MSDWD Shares"), of Morgan Stanley, Dean Witter, Discover & Co., a Delaware corporation (the "Company"). The merger (the "Merger") of Morgan Stanley Group Inc. ("Morgan Stanley") with and into Dean Witter, Discover & Co. ("Dean Witter Discover") was effective as of May 31, 1997. Pursuant to the Merger, Dean Witter Discover, which is the surviving corporation of the Merger, changed its name to "Morgan Stanley, Dean Witter, Discover & Co." As a result of the Merger, each issued and outstanding share of Morgan Stanley common stock, par value $1.00 per share (the "MS Shares"), was converted (subject to certain exceptions) into 1.65 MSDWD Shares. The address of the principal executive office of the Company is 1585 Broadway, New York, New York 10036.

ITEM 2. IDENTITY AND BACKGROUND.
        -----------------------

        (a)-(c), (f) The cover sheets to this statement and Appendix A hereto contain the names of the persons (the "Reporting Persons") who beneficially own MSDWD Shares that are subject to the voting and any disposition restrictions set forth in (1) the employee Stockholders' Agreement and/or any of the Plan Agreements or (2) the MAS Agreements, all as described in Item 6, to which such persons are party to and on whose behalf this filing is made. The cover sheets to this statement and Appendix A provide the name, citizenship and aggregate amount beneficially held by each Reporting Person. The business address of each of the Reporting Persons is 1585 Broadway, New York, NY 10036.

        (d)-(e) No Reporting Person during the last five years has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF
        FUNDS OR OTHER CONSIDERATION.
        ----------------------------

        The MSDWD Shares held by the Reporting Persons are beneficially owned pursuant to one or more of the following:

        (1) Pursuant to the recapitalization (the "Recapitalization") effective February 14, 1986 in which holders of Morgan Stanley's then outstanding privately-held common stock and non-cumulative preferred stock received MS Shares, and holders of Morgan Stanley's outstanding $8 cumulative senior preferred stock received shares of $8 Cumulative Convertible Preferred Stock, stated value $100 per share (the "Convertible Preferred Shares"), all of which were subsequently converted into MS Shares (the MSDWD Shares beneficially owned by the Reporting Persons and resulting from the conversion in the Merger of MS Shares (including MS Shares previously received upon conversion of the Convertible Preferred Shares) that had been received by the Reporting Persons pursuant to the Recapitalization are referred to herein as "Recapitalization Shares");

        (2) Pursuant to participation in Morgan Stanley's 1986 Stock Option Plan (the "Option Plan"), Morgan Stanley's Performance Unit Plan (the "PUP Plan"), Morgan Stanley's 1988 Equity Incentive Compensation Plan (the "1988 Equity Incentive Plan"), Morgan Stanley's 1995 Equity Incentive Compensation Plan (the "1995 Equity Incentive Plan" and, together with the 1988 Equity Incentive Plan, the "Equity Incentive Plans") and/or the Morgan Stanley U.K. Group Profit Sharing Scheme (the "U.K. Profit Sharing Scheme") and/or similar employee benefit plans or arrangements (the Option Plan, the PUP Plan and the Equity Incentive Plans are referred to collectively as the "Plans", and the MSDWD Shares beneficially owned pursuant to participation in such Plans and the U.K. Profit Sharing Scheme being referred to herein as "Benefit Plan Shares");

        (3) Pursuant to the acquisition of MS Shares (which were subsequently converted in the Merger into MSDWD Shares) as part of the purchase price paid to certain of the Reporting Persons (the "Former MAS General Partners") in respect of the sale on January 3, 1996 of their general partnership interests in Miller Anderson & Sherrerd, LLP, a Pennsylvania registered limited liability partnership ("MAS"), to Morgan Stanley Asset Management Holdings Inc., an indirect wholly-owned subsidiary of the Company ("MSAMHI") (such MSDWD Shares being referred to herein as the "MAS Shares"); and

        (4) Pursuant to privately negotiated or open market transactions (the MSDWD Shares beneficially owned pursuant to such transactions being referred to herein as "Separately Acquired Shares").

        In addition, many of the Reporting Persons are participants in the Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan (the "ESOP"), under which they have been allocated shares of the Company's ESOP Convertible Preferred Stock (the "ESOP Stock") (including shares of Morgan Stanley ESOP Convertible Preferred Stock that were converted in the Merger into ESOP Stock). Shares of ESOP Stock are convertible into MSDWD Shares, and shares of ESOP Stock are entitled to vote on all matters submitted to a vote of the holders of MSDWD Shares, voting together with the holders of MSDWD Shares as one class, all as described more fully below.

        The MS Shares that were converted in the Merger into each Reporting Person's Recapitalization Shares, if any, were acquired in exchange for such Person's shares of Morgan Stanley's privately-held common stock and non-cumulative preferred stock and/or as a result of the conversion of the Convertible Preferred Shares; the MS Shares that were converted in the Merger into each Reporting Person's Benefit Plan Shares and shares of ESOP Stock, if any, were acquired pursuant to the terms of the Plans, the U.K. Profit Sharing Scheme and the ESOP in consideration of services rendered and, in the case of MSDWD Shares to be acquired pursuant to an exercise of options granted under a Plan, will be acquired by payment of the exercise price of the option; the MS Shares that were converted in the Merger into each Former MAS General Partner's MAS Shares were acquired as part of the purchase price paid in connection with the sale of their general partnership interests in MAS as described above; and the MS Shares that were converted in the Merger into each Reporting Person's Separately Acquired Shares, if any, were acquired by payment of personal funds or as a gift.

ITEM 4. PURPOSE OF TRANSACTION.
        ----------------------

RECAPITALIZATION SHARES

        The Recapitalization was effected as of February 14, 1986, and the Recapitalization Shares were acquired in order to facilitate an initial public offering of the MS Shares. Prior to the Recapitalization, the then Managing Directors and Principals of Morgan Stanley & Co. Incorporated, a subsidiary of the Company (and, at the time of the Recapitalization, a subsidiary of Morgan Stanley), owned all of Morgan Stanley's common stock. After the Recapitalization and the initial public offering of the MS Shares, such Managing Directors and Principals (as a group) owned approximately 79% of the MS Shares, the voting and disposition of which were subject to the Stockholders' Agreement (defined below in Item 6). The voting and disposition restrictions currently applicable to the Recapitalization Shares are discussed in Item 6.

BENEFIT PLAN SHARES

        Subsequent to April 3, 1996 up to an aggregate of 87,466,484 MS Shares corresponding to 144,319,698 MSDWD Shares following the Merger, were authorized for issuance pursuant to the 1995 Equity Incentive Plan. Awards may no longer be granted under the Option Plan, the PUP Plan and the 1988 Equity Incentive Plan, although MSDWD Shares beneficially owned pursuant to such plans (as a result of the conversion of MS Shares in the Merger) remain outstanding.

        Each of the Plans is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which selects the particular eligible persons who will receive awards under the Plans and determines the size and terms of such awards. All members of the Compensation Committee are outside directors.

        OPTION PLAN

        The purpose of the Option Plan is to provide an incentive to certain Managing Directors, Principals, officers, key employees and consultants of the Company and its subsidiaries ("Certain Personnel") to remain in the employ of the Company and such subsidiaries and to increase their interest in the success of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of options to purchase MS Shares (all options outstanding at the time of the Merger having been converted into options to purchase MSDWD Shares). The Option Plan provides for the issuance of incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options that are not qualified under the Code and stock appreciation rights. Only nonqualified options have been granted under the Option Plan ("SOP Options").

        Awards were granted under the Option Plan from 1986-1988; awards may no longer be granted under the Option Plan.

        The exercise price of an SOP Option was not permitted to be less than 100% of the fair market value of the MS Shares subject to the SOP Option as of the grant date, as determined by the Compensation Committee. An SOP Option became exercisable at a rate of one-third of the number of MS Shares covered by such option grant after each of the first three anniversaries of the date of grant, unless the Compensation Committee otherwise provides. All SOP Options are currently exercisable and required to expire within 10 years and one day of the date of grant.

        The individual option agreement entered into by any Reporting Person pursuant to the Option Plan contains restrictions on voting of any MS Shares (or following the Merger, MSDWD Shares) acquired pursuant to the Option Plan discussed in Item 6.

        PUP PLAN

        The purpose of the PUP Plan is to benefit and advance the interests of the Company and its subsidiaries by rewarding Certain Personnel for their contributions to the financial success of the Company and thereby motivate them to continue to make such contributions in the future by awarding performance units (the "Performance Units") whose value was determined by reference to earnings per share of the MS Shares over a stated period of time.

        Awards were granted under the PUP Plan from 1986-1988; awards may no longer be granted under the PUP Plan.

        The value of a Performance Unit is equal to Morgan Stanley's consolidated earnings per share (as determined by the Compensation Committee in accordance with the terms of the PUP Plan) during the period commencing on the first date of Morgan Stanley's fiscal quarter which includes the date as of which a Performance Unit was awarded (the "Base Date") and ending on the earlier of (i) the last day of Morgan Stanley's fiscal year which includes the date on which such Performance Unit was awarded and (ii) the last day of Morgan Stanley's fiscal quarter in which a participant's employment is terminated by reason of death, long-term disability or retirement, or to such other date as is determined by the Compensation Committee (the "Valuation Date"). After the value of Performance Units was determined, such value generally was distributed to the recipient in equal installments on or as soon as practicable following each of the first and second anniversaries of the Valuation Date. The PUP Plan provides that 50% of each installment of such value is paid in MS Shares, and the balance is paid in cash, although the Compensation Committee may increase the percentage paid in cash or in MS Shares. All MS Shares paid to participants in the PUP Plan were converted into MSDWD Shares in the Merger.

        The individual PUP Plan agreement entered into by a Reporting Person pursuant to the PUP Plan contains restrictions on voting and disposition of any MSDWD Shares acquired as discussed in Item 6.

        EQUITY INCENTIVE PLANS

        The purpose of the Equity Incentive Plans is to attract, retain and motivate Certain Personnel, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of MS Shares (or, following the Merger, MSDWD Shares). Under the 1995 Equity Incentive Plan the following individuals are also eligible to receive awards: nonemployee directors of subsidiaries of the Company; employees and consultants of joint ventures, partnerships or similar business organizations in which the Company has an equity or similar interest; and former employees or former consultants of the Company and of such joint ventures, partnerships or similar business organizations. The 1995 Equity Incentive Plan was adopted in accordance with the requirements of Section 162(m) of the Code.

        Awards under the Equity Incentive Plans may be in the form of (i) stock awards consisting of one or more MSDWD Shares granted or offered for sale to eligible individuals ("Restricted Shares"), (ii) stock units which are settled by delivery of MSDWD Shares ("Stock Units") and/or (iii) nonqualified options to purchase MSDWD Shares ("EIP Options"). Awards under the 1995 Equity Incentive Plan may also be in the form of incentive stock options, stock appreciation rights and other forms of equity-based or equity-related awards as determined by the Compensation Committee; to date, these types of awards have not been granted. MSDWD Shares issued pursuant to the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made subject to the same voting restrictions that are set forth in the Stockholders' Agreement and in the Plan Agreements (as defined in Item 6).

        Awards under the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made in substitution for cash or other compensation payable to an eligible individual. The Compensation Committee may establish rules pursuant to which an eligible individual may elect to receive one form of award in lieu of any other form of award, or may elect to receive additional awards in lieu of some or all of the cash portion of his compensation.

        An EIP Option entitles the participant to acquire a specified number of MSDWD Shares at an exercise price as determined by the Compensation Committee. The exercise price may be paid in cash or MSDWD Shares or a combination thereof. The Compensation Committee has also authorized a "cashless" exercise procedure that affords participants the opportunity to sell immediately some or all of the MSDWD Shares underlying the unexercised portion of an EIP Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the EIP Option. EIP Options expire not later than ten years from the date of award.

        Awards were granted under the 1988 Equity Incentive Plan from 1988-1996; awards may no longer be granted under the 1988 Equity Incentive Plan. No awards shall be made under the 1995 Equity Incentive Plan after April 3, 2006 or, in the case of incentive stock options, November 28, 2005.

        U.K. PROFIT SHARING SCHEME

        MSDWD Shares purchased on behalf of certain Reporting Persons pursuant to the U.K. Profit Sharing Scheme are purchased with profit-sharing awards and are held pursuant to the terms of the U.K. Profit Sharing Scheme for investment purposes. Such MSDWD Shares are not subject to the restrictions on voting and disposition contained in the Stockholders' Agreement.

MAS SHARES

        The acquisition of MAS by MSAMHI (together with two of its affiliates) was effected on January 3, 1996, and the MAS Shares were acquired by the Former MAS General Partners as part of the purchase price paid in connection with the sale of their general partnership interests in MAS. The voting and disposition of the MAS Shares are subject to the MAS Agreements (as defined in Item 6). The voting and disposition and other restrictions currently applicable to the MAS Shares are discussed in Item 6.

SEPARATELY ACQUIRED SHARES

        Separately Acquired Shares are held by Reporting Persons for investment purposes. Such MSDWD Shares are not subject to the restrictions on voting and disposition contained in the Stockholders' Agreement or the Plan Agreements.

ESOP STOCK

        Shares of ESOP Stock are allocated to each participant in the ESOP on December 31 in each year. Each share of ESOP Stock is convertible into MSDWD Shares by the trustee of the ESOP at any time prior to the date fixed for redemption of the ESOP Stock at a conversion rate of one share of ESOP Stock to
3.3 MSDWD Shares, which rate is subject to adjustment.

        The ESOP Stock is redeemable at the Company's option at $35.88 per share (subject to adjustment) plus accrued dividends at any time after September 19, 2000 and prior thereto under certain circumstances at specified prices. The Company may pay the redemption price of the ESOP Stock in cash, in MSDWD Shares or a combination thereof. Neither ESOP Stock nor MSDWD Shares issued to participants in the ESOP are subject to the restrictions on voting and disposition contained in the Stockholders' Agreement or the Plan Agreements.

                                    *  *  *

        Except for (i) the possible acquisition from time to time of additional Separately Acquired Shares for investment purposes and (ii) the acquisition of MSDWD Shares issued by the Company in the ordinary course of business pursuant to the Plans and the U.K. Profit Sharing Scheme, none of the Reporting Persons has any plans or proposals which relate to or would result in their acquisition of additional MSDWD Shares.

        Subject to the restrictions described in Item 6, dispositions of MSDWD Shares by Reporting Persons may be made from time to time pursuant to (i) Rule 144 under the Securities Act of 1933, as amended (the "Act"), (ii) a registration statement filed under the Act or (iii) any available exemption from registration under the Act, and in accordance with the individual investment objectives of the Reporting Person disposing of such MSDWD Shares.

          Except as previously described in this Item 4, the Reporting Persons as a group do not have any plans or proposals that relate to or would result in any of the matters described in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.
        ------------------------------------

        (a) Items (11) and (13) of the cover page for each of the Reporting Persons are hereby incorporated by reference. As of the date of this report, the Reporting Persons as a group may be deemed to beneficially own an aggregate of 94,355,578 MSDWD Shares, or approximately 15.7% of the total MSDWD Shares outstanding (585,664,437). The Reporting Persons as a group hereby disclaim beneficial ownership of any MSDWD Shares held by any Reporting Person as to which such Reporting Person has sole voting and dispositive power. Each Reporting Person hereby disclaims beneficial ownership of any MSDWD Shares which may be deemed to be beneficially owned by other Reporting Persons as members of a group.

        Except as described in Schedule I, no Reporting Person has the right to acquire MSDWD Shares within 60 days from the date hereof.

        (b) Items (7) - (10) of the cover page or the information provided on Appendix A for each of the Reporting Persons are hereby incorporated by reference.

        (c) No Reporting Person has effected any transactions in any MSDWD Shares during the past 60 days.

        (d)  None.

        (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS,
        UNDERSTANDINGS OR RELATIONSHIPS
        WITH RESPECT TO SECURITIES OF THE ISSUER.
        ----------------------------------------

        Reporting Persons who own Recapitalization Shares have entered into a Stockholders' Agreement dated as of February 14, 1986 (the "Stockholders' Agreement") (Exhibits A and B hereto) which contains restrictions regarding the voting and disposition of the Recapitalization Shares. Pursuant to the terms of the Plans, the Compensation Committee has required that certain participants in such Plans enter into agreements that place restrictions on the voting and disposition of MSDWD Shares acquired pursuant to such Plans similar to those restrictions set forth in the Stockholders' Agreement. Reference is hereby made to the terms of the agreements or certificates that impose such restrictions pursuant to the Plans (collectively, the "Plan Agreements"), the forms of which are included as Exhibits H, I , J, K and L. Reporting Persons who own MAS Shares have entered into a Purchase Agreement dated as of June 29, 1995, as amended (the "MAS Purchase Agreement"), the relevant provisions of which relating to transfer and other restrictions with respect to the MAS Shares are described under "MAS Shares" below, and have executed (or agreed to become subject to) voting agreements (the "MAS Voting Agreements" (substantially in the form of Exhibit L hereto) and collectively with the MAS Purchase Agreement, the "MAS Agreements"), that place restrictions on voting and disposition of the MAS Shares that are substantially similar to restrictions contained in the Plan Agreements. The following descriptions are qualified in their entirety by reference to the Stockholders' Agreement, the Plan Agreements and the MAS Voting Agreements.

VOTING RESTRICTIONS AND ARRANGEMENTS

        Each of the individuals listed on the cover pages to this report and Appendix A hereto is a party to one or more of the Stockholders' Agreement and the Plan Agreements and, in the case of the Former MAS General Partners, the MAS Agreements. Pursuant to the voting restrictions contained in the Stockholders' Agreement, the Plan Agreements and the MAS Voting Agreements, the Reporting Persons, prior to any vote of the stockholders of the Company at a meeting called with respect to any corporate action or before action is taken by written consent, may vote all MSDWD Shares subject to the voting restrictions in a preliminary vote in such manner as each Reporting Person may determine in his sole discretion (the "Preliminary Vote"). At the subsequent stockholders' meeting or in connection with any action taken by written consent, the Reporting Persons must then vote all such MSDWD Shares on the matter at issue in accordance with the vote of the majority of the MSDWD Shares present and voting in the Preliminary Vote. Reporting Persons who cease to be employed by the Company or any of its subsidiaries on or prior to the date of the Preliminary Vote do not participate in and are not bound by the Preliminary Vote.

        Recipients of Restricted Shares under the Equity Incentive Plans are entitled to exercise voting rights with respect to the MSDWD Shares underlying such awards upon receipt of such awards. On March 6, 1991 the Company established a trust (the "Trust") pursuant to the Trust Agreement between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), dated March 5, 1991 (the "Trust Agreement") (Exhibits M, N and O) pursuant to which the MSDWD Shares that correspond to Stock Units are placed in the Trust pending vesting and conversion. Subject to the Company's right to amend or terminate the Trust at any time, the terms of the Trust Agreement permit the active employees of the Company who are holders of Stock Units (other than Certain Personnel in certain non-U.S. jurisdictions as described below) to direct the vote of the MSDWD Shares held in the Trust for purposes of the Preliminary Vote. In accordance with the terms of the Voting Agreement between the Trustee and the Company dated March 5, 1991 (Exhibit P), the Trustee has the obligation to vote the MSDWD Shares held in the Trust (including MSDWD Shares corresponding to Stock Units held by former employees, who do not participate in the Preliminary Vote) in accordance with the result of the Preliminary Vote.

        Holders of ESOP Stock are entitled to vote on all matters submitted to a vote of the holders of MSDWD Shares, voting together with the holders of MSDWD Shares as one class. Each share of ESOP Stock is entitled to the number of votes equal to 1.35 times the number of MSDWD Shares into which such share of ESOP Stock could be converted on the record date for such vote. Each Reporting Person who is a participant in the ESOP has the ability to instruct the trustee of the ESOP how to vote the shares of ESOP Stock allocated to his account. In addition, unallocated shares of ESOP Stock are voted by the trustee on a pro rata basis with the instructions received with respect to the allocated ESOP Stock.

RESTRICTIONS ON DISPOSITION AND OTHER ARRANGEMENTS

        RECAPITALIZATION SHARES, PUP PLAN

        The Stockholders' Agreement presently permits each Reporting Person that is a party thereto to dispose of Recapitalization Shares and/or MSDWD Shares acquired pursuant to the PUP Plan (together with the Recapitalization Shares, "Total Restricted Stock") in the following amounts:

                                       % of Total Restricted Stock
        Age at Date of Sale                Permitted to be Sold
        -------------------              ------------------------

          35 through 38                            10%
          39 through 42                     Additional 10%
          43 through 46                     Additional 10%
          47 through 49                     Additional 10%
          50 and above                      Additional 10%

        If a Reporting Person ceases to be an employee of the Company or any of its subsidiaries, the Stockholders' Agreement permits such Reporting Person to dispose of his Recapitalization Shares without restriction. Reporting Persons may dispose of their Total Restricted Stock Shares at any time, in any amount regardless of the foregoing restrictions, with the consent of the Board of Directors of the Company. MSDWD Shares issued to recipients under the PUP Plan and under the jurisdiction of the United Kingdom, are not subject to voting or disposition restrictions.

        EQUITY INCENTIVE PLANS

        A participant will vest in any Restricted Shares, Stock Units or EIP Options, the restrictions on the transferability of Restricted Shares will lapse, Stock Units will convert into MSDWD Shares, and any EIP Options awarded will become exercisable, all in accordance with a schedule established by the Compensation Committee. The Compensation Committee may, however, accelerate the vesting of any award, the lapse of restrictions on the transferability of any Restricted Shares, the date on which Stock Units convert into MSDWD Shares and the date on which any EIP Option first becomes exercisable. Prior to vesting and the lapse of restrictions on transferability, none of the awards under the Equity Incentive Plans may be sold, assigned, exchanged or transferred, pledged, hypothecated or otherwise disposed of or encumbered. Certain awards under the Equity Incentive Plans, whether vested or unvested, are also subject to forfeiture in circumstances specified by the Compensation Committee.

        Recipients of Restricted Shares are entitled to receive dividends with respect to MSDWD Shares underlying such awards upon receipt of such awards. Recipients of Stock Units are entitled to receive dividend equivalent amounts prior to receipt of MSDWD Shares.

        The Company may require a participant to pay a sum to the Company or, pursuant to reduced MSDWD Share delivery provisions, the Company may retain the number of MSDWD Shares having an equivalent value as may be necessary to cover any taxes or charges imposed with respect to property or income received by a participant pursuant to the Equity Incentive Plans. In addition, upon conversion of Stock Units into MSDWD Shares or exercise of EIP Options, the Company may withhold a number of MSDWD Shares sufficient to satisfy any obligation a participant owes to the Company resulting from any payment made on the participant's behalf under the tax equalization program for expatriate employees. Under the terms of awards made under the 1995 Equity Incentive Plan, upon payment of an award of Stock Units or exercise of EIP Options, the Company may withhold a number of MSDWD Shares sufficient to satisfy any obligation an award recipient owes the Company.

        From time to time the Compensation Committee has adopted certain additional and/or different terms and conditions for the grant of Restricted Shares and Stock Units to Certain Personnel in certain non-U.S. jurisdictions (including to Japanese local employees or expatriates working in Japan) to permit such persons to qualify for favorable tax treatment under, or otherwise to comply with, the laws of such non-U.S. jurisdictions. In such cases the Company may not issue MSDWD Shares corresponding to Stock Units and recipients may not have the ability to vote or the underlying MSDWD Shares may not be subject to the restrictions on voting described under "Voting Restrictions and Arrangements" above. The Compensation Committee also has adopted certain additional and/or different terms and conditions for the grant of EIP Options to Certain

Personnel in certain non-U.S. jurisdictions in order to permit such persons to qualify for favorable tax treatment under the laws of such non-U.S. jurisdictions.

        U.K. PROFIT SHARING SCHEME

        The U.K. Profit Sharing Scheme provides that MSDWD Shares awarded to the participants are held by a trustee in the name and on behalf of each participant for a period of two years from the date of such award (the "Retention Period"). Each participant is fully vested in, and is the beneficial owner of, the MSDWD Shares held on his behalf as of the award date of the MSDWD Shares. During the Retention Period, a participant may not assign, pledge or otherwise dispose of such MSDWD Shares; however, a participant is able to instruct the trustee how to vote such MSDWD Shares on his behalf.

        MAS SHARES

        The MAS Shares are subject to the following transfer and other restrictions under the MAS Purchase Agreement. The MAS Shares issued to each Former MAS General Partner generally vest in accordance with the following vesting schedule:

               (i) one-sixth of such shares vested on January 3, 1996 (the "MAS Closing Date"); and

               (ii) one-sixth of such shares shall vest on each of the next five succeeding anniversaries of the MAS Closing Date (each date referred to in this clause (ii), a "Vesting Date");

provided, that no shares registered in the name of any Former MAS General Partner shall vest on any Vesting Date unless such Former MAS General Partner is actively employed by Morgan Stanley Asset Management Inc. ("MSAM") on such Vesting Date pursuant to an employment agreement with MSAM, unless such failure to be so employed is (a) as a result of such Former MAS General Partner's death or disability, or (b) as a result of the termination of such Former MAS General Partner's employment by MSAM without "Cause" or by the Former MAS General Partner for "Good Reason," as such terms are defined in such employment agreement. Notwithstanding the foregoing, in the case described in clause (b) of the foregoing proviso, the continued vesting of shares as aforesaid shall be subject to the Former MAS General Partner's continued compliance with the noncompetition, nonsolicitation and confidentiality provisions of his or her employment agreement with MSAM for a period of one year from the date of termination of employment, or if shorter, for a period from the date of termination of employment to December 1, 2000. If the Former MAS General Partner does not comply continuously with the provisions for such period, any remaining unvested shares shall be forfeited as of the date of the first failure to so comply. Any shares so vested shall thereafter be free of any such vesting requirements, and any shares which are so forfeited shall be returned to the Company. Prior to vesting, all MAS Shares shall be nontransferable. Sales of vested MAS Shares by a Former MAS General Partner will also be subject to the Company's internal rules and policies applicable from time to time with respect to MSDWD Shares held by officers of the Company or its affiliates.

        In accordance with the MAS Voting Agreements, so long as a MAS General Partner is an employee of the Company or any of its subsidiaries, such MAS General Partner will be subject to the voting restrictions and procedures described in the first paragraph under "Voting Restrictions and Arrangements" above in this Item 6.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.
        --------------------------------

        Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to registration statements or reports filed by Morgan Stanley under the Securities Act of 1933 or the Securities Exchange Act of 1934, respectively, or reports filed by the Reporting Persons under the Securities Exchange Act of 1934, and are hereby incorporated by reference to such statements or reports.

Exhibit A      Stockholders' Agreement dated February 14, 1986 among certain
               Reporting Persons and Morgan Stanley (Morgan Stanley's Annual
               Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit B      Form of Consent and Amendment dated as of January 31, 1996 between Morgan Stanley and certain signatories to the Stockholders' Agreement referred to in Exhibit A (Morgan
               Stanley's Annual Report on Form 10-K for the fiscal period ended
               November 30, 1995).

Exhibit C      Morgan Stanley Group Inc. 1986 Stock Option Plan, as amended and restated to date (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit D      Morgan Stanley Group Inc. Performance Unit Plan, as amended and restated to date (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit E      Morgan Stanley Group Inc. 1988 Equity Incentive Compensation
               Plan, as amended and restated to date (Morgan Stanley's Annual
               Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit F      Morgan Stanley Group Inc. 1995 Equity Incentive Compensation Plan
               (Morgan Stanley's Proxy Statement for 1996 Meeting of
               Stockholders).

Exhibit G      Trust Deed and Rules of the Morgan Stanley International Profit
               Sharing Scheme (approved under the Finance Act 1978 as amended), dated 12 November, 1987, of Morgan Stanley Group Inc., Morgan
               Stanley International and Noble Lowndes Settlement Trustees
               Limited (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit H      Form of Nonqualified Stock Option Agreement Under the Morgan
               Stanley Group Inc. 1986 Stock Option Plan (Morgan Stanley's
               Registration Statement on Form S-8 (No. 33-42464)).

Exhibit I Form of Award Agreement Under the Morgan Stanley Group Inc. Performance Unit Plan (Morgan Stanley's Registration Statement on Form S-8 (No. 33-42464)).

Exhibit J      Form of Stock Unit Certificate Under the Morgan Stanley Group
               Inc. 1988 Equity Incentive Compensation Plan (previously filed as
               Exhibit V with Amendment No. 5 to the Reporting Persons' Schedule
               13D dated December 31, 1990 relating to MS Shares).

Exhibit K      Form of Stock Option Certificate Under the Morgan Stanley Group
               Inc. 1988 Equity Incentive Compensation Plan (previously filed as
               Exhibit W with Amendment No. 5 to the Reporting Persons' Schedule
               13D dated December 31, 1990 relating to MS Shares).

Exhibit L      Form of Voting Agreement Under the Morgan Stanley Group Inc. 1988
               Equity Incentive Compensation Plan (previously filed as Exhibit X with Amendment No. 5 to the Reporting Persons' Schedule 13D dated
               December 31, 1990 relating to MS Shares).

Exhibit M      Trust Agreement between Morgan Stanley and State Street Bank and Trust Company dated March 5, 1991 (Morgan Stanley's Annual
               Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit N      First Amendment to Trust Agreement dated April 3, 1996 between
               Morgan Stanley and State Street Bank and Trust Company (Morgan
               Stanley's Annual Report on Form 10-K for the fiscal year ended
               November 30, 1996).

Exhibit O      Second Amendment to Trust Agreement dated May 31, 1997 between the Company and State Street Bank and Trust Company.*

Exhibit P      Voting Agreement among Morgan Stanley, State Street Bank and
               Trust Company and Other Persons Signing Similar Agreements dated
               March 5, 1991 (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

------------
* Filed herewith.

                                   Schedule I

                         RIGHTS TO ACQUIRE MSDWD SHARES
                         ------------------------------


        As of August 8, 1997 (60 days from June 9, 1997), 1,218 Reporting Persons have the right to acquire 14,855,968 MSDWD Shares pursuant to the exercise of options. No Reporting Person individually has options presently exercisable covering more than 1% of the MSDWD Shares outstanding as of the date hereof.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 9, 1997


                                                 By: /s/ Ralph L. Pellecchio
                                                     -------------------------
                                                        Ralph L. Pellecchio
                                                          Attorney-in-Fact

      EX-99.(O)
          2

             SECOND AMENDMENT TO TRUST AGREEMENT DATED


                      SECOND AMENDMENT TO TRUST AGREEMENT

     This Amendment Agreement, made as of this 31st day of May, 1997, by and between Morgan Stanley, Dean Witter, Discover & Co. and State Street Bank and Trust Company, a Massachusetts trust company (the "Trustee").

                                R E C I T A L S:
                                - - - - - - - -

     WHEREAS, Morgan Stanley Group Inc. ("Morgan Stanley Group") and the Trustee entered into a Trust Agreement, dated as of March 5, 1991(the "Trust Agreement"; terms used herein without definition shall have the meanings ascribed to such terms in the Trust Agreement); and

     WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of April 10, 1997 between Morgan Stanley Group and Dean Witter, Discover & Co., a Delaware Corporation ("Dean Witter, Discover"), Morgan Stanley Group was merged with and into Dean Witter, Discover on May 31, 1997, with the surviving corporation of such merger being known as Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD");

     WHEREAS, by operation of law, effective as of May 31, 1997, MSDWD has succeeded to all of the rights and obligations of Morgan Stanley Group including without limitation all of Morgan Stanley Group's rights and obligations under the Trust Agreement, the Trust and the Plan;

     WHEREAS, MSDWD desires to amend the Trust Agreement to reflect the merger of Morgan Stanley Group with and into Dean Witter, Discover and the succession by MSDWD of all of the rights and obligations of Morgan Stanley Group thereunder;

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     NOW, THEREFORE, for good and valuable consideration, MSDWD and the Trustee hereby agree as follows:

     1. The introductory paragraph to the Trust Agreement is amended by deleting the name "Morgan Stanley Group Inc." contained therein and substituting therefor the name "Morgan Stanley, Dean Witter, Discover & Co.", and all references to the "Company" which appear thereafter in the Trust Agreement shall be deemed to refer to MSDWD.

     2. The first recital contained in the Trust Agreement is amended by deleting the words "Morgan Stanley Group Inc. common stock, par value $1.00 per share" contained therein and substituting therefor "Morgan Stanley, Dean Witter, Discover & Co. common stock, par value $.01 per share," and all references to the "Common Stock" which appear thereafter in the Trust Agreement shall be deemed to refer to the common stock, par value $.01 per share, of MSDWD.

     3. The second recital contained in the Trust Agreement is amended by deleting the names "Morgan Stanley & Co. Incorporated, Morgan Stanley International Incorporated, Morgan Stanley & Co. International Limited and Morgan Stanley Securities Services, Inc." contained therein and substituting therefor the words "any subsidiary of the Company any of whose employees are, as of the relevant date of determination, Participants in the Plan".

     4. All references to "this Agreement," "herein," "hereunder," or words of like import contained in the Trust Agreement shall be references to the Trust Agreement as amended by this Amendment.

     5. Except as expressly amended hereby, the Trust Agreement shall remain in full force and effect. All actions taken consistent with this Amendment prior to the date hereof are hereby approved, confirmed and ratified in all respects.

     IN WITNESS WHEREOF, MSDWD and the Trustee have executed this Amendment Agreement as of the date first above written.

                                        MORGAN STANLEY, DEAN WITTER,
                                        DISCOVER & CO.


                                        By: _________________________________




                                        STATE STREET BANK AND
                                        TRUST COMPANY

                                        By: _________________________________


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